PROSPECTUS SUPPLEMENT (to PROSPECTUS DATED May 7, 2002)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-86712

$300,000,000
3.00% Convertible Senior Notes due May 15, 2027

Sinclair Broadcast Group, Inc. is offering $300,000,000 aggregate principal amount of its 3.00% convertible senior notes due May 15, 2027 (the “notes”). The notes will be unsecured senior obligations, ranking (a) equal with all of Sinclair’s unsubordinated unsecured indebtedness, (b) effectively junior with respect to Sinclair’s secured indebtedness and indebtedness of Sinclair’s subsidiaries, including obligations under the bank credit facility and 8% senior subordinated notes, which are each direct obligations of our wholly-owned subsidiary, Sinclair Television Group, Inc. (“STG”), and guaranteed by certain of STG’s subsidiaries and Sinclair and (c) senior to any subordinated indebtedness of Sinclair.

We will pay cash interest at an annual rate of 3.00% of the principal amount of the notes, from the issue date through maturity, payable on May 15 and November 15 of each year, commencing on November 15, 2007 and we will pay contingent cash interest in the circumstances described under “Description of Notes—Contingent Cash Interest.”

The conversion price for each $1,000 aggregate principal amount of notes is initially $20.43 per share of our class A common stock (equivalent to a conversion rate of approximately 48.9476 shares of our class A common stock, subject to adjustment for certain events). Holders may surrender their notes for conversion prior to the close of business on November 15, 2026 (six months prior to the maturity of the notes), if any of the following conditions is satisfied:

•         during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes, if the closing sale price of our class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that last trading day;

•         during the ten consecutive trading day period following any five consecutive trading day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our class A common stock on such date multiplied by the then current conversion rate;

•         if the notes have been called for redemption; or

•         if we make certain significant distributions to holders of our class A common stock, we enter into specified corporate transactions or our class A common stock ceases to be listed on The Nasdaq Global Select Market and is not listed for trading on another U.S. national or regional securities exchange.

Holders may surrender their notes for conversion after November 15, 2026, and at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

Upon conversion of the notes, holders will receive cash and shares of our class A common stock, if any, based on a daily conversion value (as described herein) calculated for each of the 20 trading days beginning on the third trading day immediately following the conversion date, except that for notes surrendered for conversion after the 25th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, holders will receive a cash payment equal to $1,000 on the maturity date and shares of our class A common stock, if any, calculated based on the 20 trading days beginning on the trading day following the maturity date.

On any day prior to the first trading day of the applicable conversion period as described herein, we may specify a percentage of the residual amount (as described herein) up to 100% that will be settled in cash. We will provide notice to all holders of the notes and the trustee of the chosen method of settlement on or before the day immediately prior to the first trading day of the applicable conversion period.

Upon a fundamental change, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100.0% of the principal amount plus accrued and unpaid interest. Holders will also have the right to require us to repurchase the notes for cash on May 15, 2010, May 15, 2017 and May 15, 2022 or any other such date to be determined by us at a repurchase price payable in cash equal to the aggregate principal amount plus accrued and unpaid interest (including contingent cash interest), if any, through the repurchase date.

We may redeem the notes in whole or from time to time in part on or after May 20, 2010 for cash, on at least 30 days’, and no more than 60 days’, notice at a redemption price equal to 100.0% of the principal amount of the notes to be redeemed, plus accrued and unpaid cash interest (including contingent cash interest), if any, on such notes to, but excluding, the applicable redemption date.

Our class A common stock is quoted on The Nasdaq Global Select Market under the symbol “SBGI.” The last reported sale price of our class A common stock on April 30, 2007 was $16.33 per share.

We have granted the underwriters a 13-day option to purchase a maximum of $45,000,000 additional principal amount of notes solely to cover over-allotments.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Price:  100% plus accrued interest, if any, from May 10, 2007.

Underwriting
		Discounts and	Proceeds
	Price to Public	Commissions	to Us
Per Note	$ 1,000	$ 17.50	$ 982.50
Total	$300,000,000	$5,250,000	$ 294,750,000

Delivery of the notes in book-entry form only will be made on or about May 10, 2007.

Joint Bookrunning Managers

Deutsche Bank Securities	UBS Investment Bank

Co-Managers

JPMorgan	Wachovia Securities

The date of this prospectus supplement is May 3, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and also adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement or any free writing prospectus we may authorize to be delivered to you, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be.

You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision. You should also read and consider the information in the documents to which we have referred you in the “Where You Can Find More Information” section.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or documents to which we otherwise refer you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Industry Data

In this prospectus supplement and the documents incorporated by reference, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We “incorporate by reference” information into this prospectus supplement, which means that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and are an important part of this prospectus supplement.

The following documents that we have filed with the SEC (File No. 0-26076) are incorporated by reference into this prospectus supplement:

•       Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 9, 2007;

•       Current Reports on Form 8-K filed on January 25, 2007 and April 6, 2007; and

•       The description of our capital stock set forth in our registration statement on Form 8-A filed May 17, 1995, including all amendments and reports filed for the purpose of updating such description.

We hereby incorporate by reference all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until our offering is completed into this prospectus supplement and they will be a part of this prospectus supplement from the date of the filing of the incorporated document.  Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference into this prospectus supplement conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of the indenture and any or all of the information incorporated by reference into this prospectus supplement but not delivered herewith, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct a request for copies to us as follows:

Lucy Rutishauser
Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, MD 21030

You can access electronic copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports, free of charge, on our website at www.sbgi.net. Access to those electronic filings is available as soon as reasonably practicable after they are filed with, or furnished to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We have based these forward-looking statements on our current expectations and projections about future events. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially and adversely from anticipated results, performances or achievements. Factors that might affect such forward-looking statements include, among other things:

General risks

•       the impact of changes in national and regional economies;

•       the activities of our competitors;

•       terrorist acts of violence or war and other geopolitical events;

Industry risks

•       the business conditions of our advertisers;

•       competition with other broadcast television stations, radio stations, multi-channel video programming distributors and internet and broadband content providers serving in the same markets;

•       availability and cost of programming;

•       the effects of governmental regulation of broadcasting or changes in those regulations and court actions interpreting those regulations, including ownership regulations, indecency regulations, retransmission regulations, political advertising restrictions and regulations and timing regarding the transition from analog to digital over-the-air broadcasting;

•       the continued viability of networks and syndicators that provide us with programming content;

Risks specific to us

•       the effectiveness of our management;

•       our ability to successfully negotiate retransmission consent agreements;

•       our ability to attract and maintain local and national advertising;

•       our ability to service our outstanding debt;

•       FCC license renewals;

•       our ability to maintain our affiliation agreements with the top four networks;

•       the popularity of syndicated programming we purchase and network programming that we air;

•       successful integration of outsourcing and news share agreements;

•       the strength of ratings for our local news broadcasts;

•       changes in the makeup of the population in the areas where our stations are located;

•       acceptance by viewers and advertisers of The CW Television Network and MyNetworkTV;

•       the success of our multi-channel broadcasting initiatives; and

•       the results of prior year tax audits by taxing authorities.

Other matters set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including under “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, may also cause actual results in the future to differ materially from those described in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus might not occur.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. For a more complete understanding of this offering, and prior to investing in the notes, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the financial statements (including the notes thereto) and other information included in or incorporated by reference into this prospectus supplement, before making an investment decision. Unless the context requires otherwise, references to “Sinclair”, “we”, “us” and “our” refer to Sinclair Broadcast Group, Inc. and its subsidiaries.

Our Business

We are a diversified television broadcasting company that owns or provides certain programming, operating or sales services to more television stations than any other commercial broadcasting group in the United States. We currently own, provide programming and operating services pursuant to local marketing agreements (LMAs) or provide (or are provided) sales services pursuant to outsourcing agreements to 58 television stations in 36 markets. We currently have 11 duopoly markets where we own and operate at least two stations within the same market. We have ten LMA markets where, with one exception, we own and operate one station in the market and provide or are provided programming and operating services to, or by, another station within that market. In the remaining 15 markets, we own and operate a single television station.

We have a mid-size market focus and 44 of our 58 stations are located in television designated markets areas (DMAs) that rank between the 12th and 75th largest in the United States. Our television station group is diverse in network affiliation: FOX (19 stations); MyNetworkTV (17 stations); ABC (10 stations); The CW (9 stations); CBS (2 stations) and NBC (1 station). We routinely review and conduct investigations of potential television station acquisitions, dispositions and station swaps as well as strategic acquisitions and dispositions of other businesses that may be advantageous to the Company. At any time, we may be in discussions regarding one or more of these transactions, some of which may prove to be material to us.

We are a Maryland corporation formed in 1986. Our principal offices are located at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Our telephone number is (410) 568-1500 and our website address is www.sbgi.net. We have included our website address as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not incorporated by reference into and does not form a part of  this prospectus supplement or the accompanying prospectus.

Recent Developments

On May 2, 2007, we announced our financial results for our fiscal quarter ended March 31, 2007. Net broadcast revenues from continuing operations were $150.2 million for the three months ended March 31, 2007, an increase of 1.5% versus the prior year period result of $147.9 million. Operating income was $37.3 million in the three-month period as compared to $35.4 million in the prior year period, an increase of 5.6%. We had a net loss available to common shareholders of $2.4 million in the three-month period versus net income available to common shareholders of $10.0 million in the prior year period. Included in this year’s net loss was $15.7 million related to early debt extinguishment costs incurred as a result of redeeming the 8.75% senior subordinated notes due 2011. We reported a diluted loss per common share of $0.03 for the quarter versus diluted income per common share of $0.11 in the prior year period. Diluted loss per common share from continuing operations was $0.03 as compared to an $0.08 per share income in the same period last year.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes.”

Issuer	Sinclair Broadcast Group, Inc. (“Sinclair”)
Notes Offered

$300.0 million aggregate principal amount of 3.00% convertible senior notes due 2027. We have granted the underwriters a 13-day over-allotment option to purchase up to an additional $45.0 million aggregate principal amount of notes.

Issue Price	100% of the principal amount of the notes, plus accrued interest, if any, from the date of issuance. The notes will be issued in denominations of $1,000 and integral multiples thereof.
Maturity Date	May 15, 2027.
Interest

3.00% per year of the principal amount of the notes, payable semi-annually in arrears in cash on May 15 and November 15 of each year, commencing on November 15, 2007. We will also pay contingent cash interest if it becomes payable as described below and elsewhere in this prospectus supplement.

Contingent Cash Interest

We will pay contingent cash interest to the holders of notes during any six-month period from May 15 to November 14 and from November 15 to May 14, commencing with the period beginning May 20, 2010 (rather than May 15, 2010) if the average note price for the applicable five trading day period (each as defined in “Description of Notes—Contingent Cash Interest”) equals 120% or more of the principal amount of such notes.

The amount of contingent cash interest payable per note in respect of any six-month period will equal 0.375% per year of the average note price for the applicable five trading day period.
Conversion Rights	You may convert your notes prior to stated maturity, in multiples of $1,000 principal amount, at any time under the following circumstances:

•   during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes, if the closing sale price of our class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that last trading day;

•   during the ten consecutive trading day period following any five consecutive trading day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our class A common stock on such date multiplied by the then current conversion rate;

• if the notes have been called for redemption; or
• upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion of Notes—Conversion Upon Specified Corporate Transactions.”

After November 15, 2026 (six months prior to the maturity of the notes) and prior to the close of business on the business day immediately prior to the stated maturity date, you may surrender your notes for conversion regardless of whether any of the foregoing conditions have been satisfied.

See “Description of Notes—Conversion of Notes.”
Payment Upon Conversion

Each $1,000 principal amount of notes surrendered for conversion on or prior to the 25th scheduled trading day prior to the stated maturity date will be converted into cash and shares of our class A common stock, if any, based on an amount, which we refer to as the “daily conversion value,” calculated for each of the 20 trading days beginning on the third trading day immediately following the conversion date, which we refer to as the “conversion period.” The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of notes is equal to one-twentieth of the product of the then applicable conversion rate multiplied by the volume weighted average price, as described in further detail under “Description of Notes—Conversion of Notes—Payment Upon Conversion,” of our class A common stock (or the volume weighted average price of the securities, the sum of cash, and the value of the other consideration into which our class A common stock has been converted in connection with a fundamental change or other transforming transaction) on that day.

For each $1,000 aggregate principal amount of notes surrendered for conversion prior to the close of business on the 25th scheduled trading day prior to the stated maturity date, we will deliver to you, on the third business day following the last day of the applicable conversion period, the aggregate of the following, which we refer to as the “conversion obligation” for each trading day during the applicable conversion period:

(1)   if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes exceeds $50.00 (the “residual amount”), (a) a cash payment of $50.00 and (b) the remaining daily conversion value, which we refer to as the “daily net share settlement value,” in shares of our class A common stock (or the other form of consideration into which our class A common stock has been converted in connection with a fundamental change or other transforming transaction), in each case subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described in further detail under “Description of Notes—Conversion of Notes—Payment Upon Conversion;”  or

(2) if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes is less than or equal to $50.00, a cash payment equal to the daily conversion value.

For each $1,000 aggregate principal amount of notes surrendered for conversion after the 25th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding the maturity date, (i) the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date, (ii) the conversion period for such notes will commence on the trading day immediately after the maturity date, (iii) in lieu of receiving cash as provided for above, the holder will receive, $1,000 on the maturity date and (iv) on the third business day following the last day of the conversion period, we will deliver shares of our class A common stock (or the other form of consideration into which our class A common stock has been converted in connection with a fundamental change or other transforming transaction) to the extent the daily conversion value on each trading day during the conversion period exceeds $50.00 for each $1,000 principal amount of notes.

On any day prior to the first trading day of the applicable conversion period, we may specify a percentage of the residual amount (as described herein) up to 100% that will be settled in cash. We will provide notice to all holders of the notes and the trustee of the chosen method of settlement on or before the day immediately prior to the first trading day of the applicable conversion period.

The conversion rate with respect to a note is initially approximately 48.9476 shares of our class A common stock. The conversion price of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The initial conversion price for each $1,000 aggregate principal amount of notes is $20.43 per share of our class A common stock. The conversion price is subject to adjustment as described under “Description of Notes—Conversion of Notes—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate.

Optional Redemption

We may redeem the notes in whole or from time to time in part on or after May 20, 2010 for cash, on at least 30 days’, and no more than 60 days’, notice at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid cash interest (including contingent cash interest), if any, on such notes to, but excluding, the applicable redemption date.

Purchase of Notes by Us at the
Option of the Holder

You will have the right to require us to repurchase the notes for cash on May 15, 2010, May 15, 2017 and May 15, 2022 or any other such date to be determined by us at a repurchase price payable in cash equal to the aggregate principal amount plus accrued and unpaid interest (including contingent cash interest), if any, through the purchase date.

Fundamental Change

In the event of a fundamental change as described below, you will have the right to require us to repurchase for cash all or any part of your notes after the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount plus any accrued and unpaid cash interest (including contingent cash interest), if any, to, but excluding, the repurchase date. A fundamental change involves the occurrence of any of the following:

•   any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of Sinclair, provided that the Permitted Holders “beneficially own” (as so defined) a lesser percentage of such voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Sinclair;

•   during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Sinclair (together with any new directors whose election to such board or whose nomination for election by the shareholders of Sinclair, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

•   Sinclair consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with Sinclair, in any such event pursuant to a transaction in which the outstanding voting stock of Sinclair is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding voting stock of Sinclair is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Sinclair), or where (A) the outstanding voting stock of Sinclair is changed into or exchanged for (x) voting stock of the surviving corporation which is not Disqualified Equity Interests (as described herein) or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 40% of the total outstanding voting stock of the surviving corporation and (2) the percentage of the outstanding voting stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction;

•   Sinclair is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Description of Notes—Consolidation, Merger and Sale of Assets”; or

•   our class A common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq Global Select Market or Nasdaq Global Market or another established automated over-the-counter trading market in the United States.

Conversion Rate Adjustment Upon a Fundamental Change
in Control

If a “fundamental change in control” (as defined below under “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon a Fundamental Change in Control”) occurs at any time prior to maturity, additional shares will be deliverable in respect of notes converted in connection with such fundamental change in control, subject to certain exceptions. A description of the method of determining the number of additional shares and a table showing the number of additional shares that would be deliverable under various circumstances are set forth under “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon a Fundamental Change in Control.”

Events of Default

Except as described below under “Failure to Comply with Reporting Obligations,” if an event of default with respect to the notes occurs, the principal amount of the notes, plus accrued and unpaid interest (including contingent cash interest) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Failure to Comply with
Reporting Obligations

Should we fail to comply with the reporting obligations in the indenture, your remedy, for the first 90 calendar days after the receipt of notice of such event of default, will consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes if the breach continues for 30 days after notice is given. See “Description of Notes—Events of Default.”

Guarantees	None
Ranking	The notes will be our senior unsecured obligations ranking:
• equal with all of Sinclair’s unsubordinated unsecured indebtedness;

•   effectively junior with respect to our secured indebtedness and indebtedness of our subsidiaries, including obligations under the bank credit facility and 8% senior subordinated notes, which are each direct obligations of our wholly-owned subsidiary, Sinclair Television Group, Inc. (“STG”), and guaranteed by certain of STG’s subsidiaries and by us;

• senior with respect to any of Sinclair’s subordinated indebtedness.

As of December 31, 2006, after giving effect to this offering and the use of proceeds therefrom and the redemption of the 8.75% senior subordinated notes due 2011 which occurred in January 2007, we would have had $453.9 million of secured indebtedness, including $374.6 million under the bank credit facility, which is an obligation of STG, our wholly-owned subsidiary, and guaranteed by certain of its subsidiaries, all of which would have been effectively senior to the notes; $318.7 million of indebtedness under the 8.00% senior subordinated notes, which will be effectively senior to the notes; $150.0 million of our 4.875% senior convertible notes, which will rank pari passu in right of payment with the notes, and $128.7 million under our 6.00% senior subordinated convertible notes, which will rank junior in right of payment to the notes. In addition, we would have had the ability to incur $120.4 million of additional secured indebtedness under the bank credit facility.

Certain Material U.S. Federal
Tax Considerations

Under the indenture governing the notes, we and each holder and beneficial owner of a note will agree (in the absence of a change in law requiring contrary treatment) to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to Treasury regulations governing certain contingent payment debt instruments. By purchasing the notes, you will agree in the indenture to include interest income on the notes in your gross income based on a constant yield to maturity basis at a rate comparable to the rate at which we could issue a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise similar to those of the notes (subject to certain adjustments to your interest inclusions). We have determined this rate to be 7.79% per annum, compounded semi-annually. Under these Treasury regulations, in each taxable year you will be required to include an amount of interest income in your gross income that generally will substantially exceed the cash interest payments (both fixed and contingent) actually received by you in that year. Additionally, you generally will be required to recognize, as ordinary interest income, any gain realized on the sale, exchange, conversion, redemption or repurchase of your notes (with any such gain being computed in the case of a conversion by treating the amount of cash and the fair market value of any class A common stock you receive as your amount realized). Any loss will be ordinary loss to the extent of the interest you previously included in income and, thereafter, capital loss. The application of these Treasury regulations is uncertain and no ruling has been or will be sought from the Internal Revenue Service concerning application of these regulations to the notes. You should consult your own tax advisor concerning the tax consequences of owning, converting and disposing of the notes and any class A common stock received on conversion of the notes in light of your particular situation. See “Certain Material U.S. Federal Tax Considerations.”

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $294.0 million, after deducting fees and estimated expenses, if the over-allotment option is not exercised. We intend to use the net proceeds of this offering to redeem in part the 8.00% senior subordinated notes due 2012 of STG. See “Use of Proceeds.”

Book-Entry Form

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks related to the Company and to the notes described below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before buying any of the notes. If any of the following risks actually occurs, our business and your investment in the notes could be negatively affected. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also negatively affect us and your investment in the notes.

Risks Related to the Offering

The notes are unsecured and there are no financial covenants in the indenture. In addition, in the event of our insolvency, liquidation or similar event,  you will receive payment on the notes only if we have funds remaining after we have paid any secured indebtedness we then have and Sinclair Television Group, Inc. and our other subsidiaries have paid their indebtedness.

The notes will be senior unsecured obligations of Sinclair and will not be guaranteed by any of our subsidiaries. Accordingly, the notes will rank equal in right of payment with all of our other senior unsecured indebtedness and senior in right of payment to any of our subordinated indebtedness. However, the notes will be effectively subordinated with respect to our secured indebtedness as to the assets securing such indebtedness and to all indebtedness of, or guarantees by, our subsidiaries, including guarantees given by us in connection with any secured indebtedness of our subsidiaries. This effective subordination would arise because, in the event of a liquidation or bankruptcy proceeding, creditors of each of our subsidiaries would be entitled to recover from the assets and earnings of the subsidiary prior to the holders of the notes. As of December 31, 2006, after giving effect to this offering and the use of proceeds therefrom and the redemption of the 8.75% senior subordinated notes due 2011, we would have had $772.6 million of secured indebtedness and indebtedness of our subsidiaries, all of which would have been effectively senior to the notes. See “Description of Notes—Ranking”.

Our holding company structure may make it more difficult for us to satisfy our obligations under the notes.

Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operation of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of management fees, dividends, loans or otherwise, and to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.  Specifically, under the terms of STG’s bank credit agreement, STG and several of our other wholly-owned subsidiaries are only permitted to make dividend payments to us if (a) no default under the agreement exists at the time of the payment or would result from the payment and (b) the payment would not cause STG to exceed a certain aggregate disbursement limit or financial ratios set forth in the agreement.  If our subsidiaries need to retain cash for operations, or because of statutory or contractual restrictions, including those under the bank credit agreement, we may not be able to make interest or principal payments when due to holders of the notes or satisfy our other obligations under the notes. In addition, the notes effectively will be subordinated to all existing and future senior indebtedness and other liabilities and commitments of our subsidiaries.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt obligations, including the notes.

We have a high level of debt, totaling $1.4 billion at December 31, 2006, compared to the book value of shareholders’ equity of $266.6 million on the same date. Our relatively high level of debt poses the following risks, particularly in periods of declining revenues:

•       we use a significant portion of our cash flow to pay principal and interest on our outstanding debt, limiting the amount available for working capital, capital expenditures, dividends and other general corporate purposes;

•       our lenders may be unwilling to lend additional amounts to us for future working capital needs, additional acquisitions or other purposes or may only be willing to provide funding on terms we would consider unacceptable;

•       the interest rate under our bank credit agreement is a floating rate and will increase as interest rates increase, reducing the funds available to repay our obligations and for operations and future business opportunities and will make us more vulnerable to the consequences of our leveraged capital structure;

•       if our cash flow were inadequate to make interest and principal payments on our debt, we might have to refinance our indebtedness or sell one or more of our stations to reduce debt service obligations and may not be successful in those efforts; and

•       our ability to finance working capital needs and general corporate purposes for the public and private markets, as well as the associated cost of funding is dependent, in part, by our credit ratings, which may be adversely affected by declining revenues.

We may be more vulnerable to adverse economic conditions than less leveraged competitors and thus, less able to withstand competitive pressures.

Any of these events could reduce our ability to generate cash available for investment or debt repayment or to make improvements or respond to events that would enhance profitability.

We may be able to incur significantly more debt in the future, which will increase each of the foregoing risks related to our indebtedness.

At December 31, 2006, we had $175.0 million available (subject to certain borrowing conditions) for additional borrowings under the bank credit agreement, all of which was available under our current borrowing capacity. In addition, under the terms of our debt instruments, we may be able to incur substantial additional indebtedness in the future, including additional senior debt, debt of our subsidiaries and in some cases, secured debt. Provided we meet certain financial and other covenants under our other indebtedness, the terms of the indentures governing our outstanding notes do not prohibit us from incurring such additional indebtedness. If we incur additional indebtedness, the risks described above relating to having substantial debt could intensify.

The notes are unsecured and are not protected by restrictive covenants.

The notes are not secured by our assets or those of our subsidiaries. The indenture governing the notes does not limit our ability to incur debt, including secured debt. In addition, the indenture does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to protect holders of the notes in the event of a fundamental change involving Sinclair except to the extent described under “Description of Notes—Repurchase of Notes at Your Option Upon a Fundamental Change.”

We may not have the funds necessary to repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion obligation upon conversion of your notes.

In the event of a fundamental change, you will have the right to require us to purchase your notes as described under “Description of Notes—Repurchase of Notes at Your Option Upon a Fundamental Change.”  A fundamental change would also require us to repurchase our 2018 Convertible Notes. In addition, a fundamental change may also constitute a change of control under the indentures governing Sinclair Television Group, Inc.’s currently existing senior subordinated notes, and Sinclair Television Group, Inc. would be required to offer to repurchase those notes at the same time which could limit our access to funds from our subsidiaries. You will also have the right to require us to repurchase your notes for cash on May 15, 2010, May 15, 2017 and May 15, 2022 or such other dates as we may determine. Moreover, upon conversion of the notes, we are required to settle a portion of the conversion obligation in cash. In the event we are required to repurchase the notes or upon conversion of the notes, we may not have, or have access to, sufficient financial resources to satisfy all of our obligations under the notes and our other debt instruments. We may require third-party financing and we cannot assure you that we would be able to obtain that financing on favorable terms or at all. If we fail to pay cash to you upon conversion or repurchase the notes in cash as required by the indenture governing the notes, it would constitute an event of default under the indenture governing the notes.

STG’s bank credit agreement also restricts our ability to repurchase the notes, even when we are required to do so. In addition, certain fundamental changes will result in an event of default under the bank credit agreement and could cause all of STG’s debt to come due, which would limit our access to funds from our subsidiaries. We cannot assure you that we will have the financial resources to satisfy these payment obligations if triggered upon a change of control.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, some mergers or similar transactions would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes. See “Description of Notes—Repurchase of Notes at Your Option Upon a Fundamental Change.”

There is no public market for the notes, which could limit their market price or your ability to sell them for an amount equal to or higher than their initial offering price or at all.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange or arrange for quotation on any automated dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•       that a market for the notes will develop or continue;

•       as to the liquidity of any market that does develop; or

•       as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

If a market were to exist, the notes could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the notes may be adversely affected by general declines or disruptions in the market for non-investment grade debt.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes and our common stock.

We have not requested a rating of the notes from any rating agency and we do not anticipate that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the notes and our class A common stock could be harmed.

The adjustment to increase the conversion rate for notes converted in connection with a fundamental change may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change and may not be enforceable.

If a fundamental change occurs, we may be required to increase the conversion rate for any notes converted in connection with such fundamental change. The extent to which the conversion rate will be increased will be based on the date on which the fundamental change becomes effective and the price paid, or deemed to be paid, in respect of a share of our class A common stock in the fundamental change as described under “Description of Notes—Repurchase of Notes at Your Option Upon a Fundamental Change.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid, or deemed to be paid, in respect of a share of our class A common stock in connection with such fundamental change is less than $15.33 or more than $35.00 (subject to adjustment), we will not increase the conversion rate in connection with such fundamental change. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conditional conversion feature of the notes could prevent your receiving of the value of the cash and class A common stock into which a note is convertible.

The notes are convertible into shares of our class A common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and class A common stock into which the notes would otherwise be convertible.

Our reported earnings per share may be more volatile because of the conditional conversion provision of the notes.

Holders of the notes are entitled to convert the notes into our class A common stock, among other circumstances, during any calendar quarter commencing after the date of the original issuance of the notes, if the closing sale price of our class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on the last trading day. The notes may have a dilutive effect on earnings per share in any period in which the market price of our class A common stock exceeds the conversion price for the notes even if  this conversion contingency is not met. Should the market price of our class A common stock exceed the conversion price for the notes, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition or other conversion conditions to be met in one quarter and not in a subsequent quarter, increasing the volatility of fully diluted earnings per share. In addition, our existing convertible notes have similar features to those described above.

The price of our common stock may experience volatility in the future and the issuance of substantial amounts of our common stock could adversely affect the price of our common stock and, thus, the price of the notes. Additionally, the price of our common stock will impact the price of the notes.

Subject to certain conditions, the notes will be convertible into cash or a combination of cash and shares of our class A common stock and the number of shares into which the notes may be partially converted will depend on the market price of our class A common stock. The market price of our class A common stock may experience high volatility in the future, and the broader stock market from time to time experiences significant price and volume fluctuations. This volatility has affected and may continue to affect the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our class A common stock in a similar fashion. In addition, our announcements of our quarterly operating results or other company-specific events, changes in general conditions in the economy or the financial markets, changes in outlook, estimates or coverage of us by research analysts and other developments affecting us or our competitors could also cause the market price of our common stock to fluctuate substantially. The trading price of the notes is expected to be affected significantly by the price of our class A common stock.

In addition, the issuance of substantial amounts of our class A common stock, including any class A common stock issuable upon conversion of the notes or our other convertible debt instruments, could materially adversely impact its price. In the future, we may sell additional shares of our class A common stock to raise capital. A substantial number of shares of our class A common stock is reserved for issuance upon the exercise of outstanding stock options and upon conversion of our 6% convertible debentures due 2012 and our 4.875% convertible senior notes due 2018, as well as the notes. As of April 30, 2007, approximately 1,895,250 shares of our class A common stock were reserved for issuance for outstanding stock options. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our class A common stock. The issuance and sales of substantial amounts of class A common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our class A common stock and the trading price of the notes.

The price of our class A common stock could also be affected by possible sales of our class A common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our class A common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Upon conversion of the notes, we will pay cash in lieu of issuing shares of our class A common stock with respect to an amount up to the principal amount of notes converted and may issue shares of our class A common stock or pay cash with respect to the conversion value in excess thereof. Therefore, holders of the notes may receive no shares of our class A common stock.

Upon conversion, we will pay cash and shares of our class A common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 20 trading day conversion period. In addition, we have the right to deliver cash in lieu of all or a portion of the shares of class A common stock. See “Description of Notes—Conversion of Notes—Payment Upon Conversion.”  Accordingly, upon conversion of a note, holders may not receive any shares of our class A common stock. Further, our liquidity may be reduced upon conversion of the notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period, there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rate of the notes may not be adjusted for all dilutive events that may adversely affect the trading price of the notes or the class A common stock issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender offers as described under “Description of Notes—Conversion of Notes—Conversion Price Adjustments.”  The conversion rate will not be adjusted for certain other events that may adversely affect the trading price of the notes or the class A common stock issuable upon conversion of the notes.

Conversion of the notes may affect the trading price of our class A common stock.

The conversion of some or all of the notes and our other convertible debt and any sales in the public market of our class A common stock issued upon such conversion could adversely affect the market price of our class A common stock. In addition, the existence of the notes and our other convertible debt may encourage short selling by market participants because the conversion of the notes could depress our class A common stock price.

Our conversion obligation to holders will be satisfied, at our option, in cash or a combination of cash and shares of our class A common stock. Accordingly, upon conversion of a note, holders may not receive any shares of class A common stock, or they might receive fewer shares of class A common stock than they may expect.

If you hold notes, you will not be entitled to any rights with respect to our class A common stock, but you will be subject to all changes made with respect to our class A common stock.

You will have rights with respect to our class A common stock only if and when we deliver shares of class A common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of class A common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our class A common stock. Similarly, if we declare a dividend prior to delivery of class A common stock to you, you will only be entitled to the conversion rate adjustment, if any, provided for under “Description of Notes—Conversion of Notes—Conversion Price Adjustments.”

You should consider the U.S. federal income tax consequences of owning, converting and disposing of the notes.

Under the indenture governing the notes, we and each holder and beneficial owner of a note will agree (in the absence of a change in law requiring contrary treatment) to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to Treasury regulations governing certain contingent payment debt instruments. As a result of this treatment, the amount of interest income with respect to the notes required to be included in your gross income in each taxable year generally will substantially exceed the cash interest payments on the notes (both fixed and contingent) actually received by you in that year. Additionally, you generally will be required to recognize, as ordinary interest income, any gain realized on the sale, exchange, conversion, redemption or repurchase of your notes (with any such gain being computed in the case of a conversion by treating the amount of cash and the fair market value of any class A common stock you receive as your amount realized). The application of these Treasury regulations is uncertain and no ruling has been or will be sought from the Internal Revenue Service concerning application of these regulations to the notes. The Internal Revenue Service may take contrary positions and, accordingly, no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences of the ownership, conversion and disposition of the notes and any class A common stock received on conversion of the notes as described in this prospectus supplement. If the application of these Treasury regulations to the notes were successfully challenged by the Internal Revenue Service, the amount, timing and character of income, gain or loss in respect of your notes or any class A common stock received on conversion of your notes could be significantly different from that which is described in this prospectus supplement. Further, the comparable yield and projected payment schedule provided by us are not binding on the Internal Revenue Service. If the comparable yield or the projected payment schedule provided by us were successfully challenged by the Internal Revenue Service, the redetermined yield could be materially greater or less than the comparable yield provided by us and/or the projected payment schedule could differ materially from the projected payment schedule provided by us. In any such case, the timing and amount of interest inclusions with respect to your notes could be significantly affected. You should consult your own tax advisor concerning the tax consequences of owning, converting and disposing of the notes and any class A common stock received on conversion of the notes in light of your particular situation. See “Certain Material U.S. Federal Tax Considerations.”

You may have to pay taxes with respect to distributions on the class A common stock that you do not receive.

The conversion price of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. Please read “Description of Notes—Conversion of Notes—Conversion Price Adjustments.” If, for example, the conversion price is adjusted as a result of a distribution that is taxable to the holders of our class A common stock, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. If we pay withholding taxes on behalf of a holder, we may set off such payments against payments of cash and class A common stock on the notes. See “Certain Material U.S. Federal Tax Considerations.”

We may issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders’ equity interest in us. Our board of directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, up to 500,000,000 shares of class A common stock, $.01 par value per share, of which 51,200,146 were outstanding as of April 30, 2007, and up to 140,000,000 shares of class B common stock, par value $.01 per share, of which 35,995,900 were outstanding as of April 30, 2007.

The Smiths exercise control over most matters submitted to a stockholder vote and may have interests that differ from yours. They may, therefore, take actions that are not in the interests of other security holders.

David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith (collectively, the “Smiths”) hold shares representing approximately 82% of the common stock voting rights and, therefore, control the outcome of most matters submitted to a vote of stockholders, including, but not limited to, electing directors, adopting amendments to our articles of incorporation and approving corporate transactions. The Smiths hold substantially all of the class B common stock, which have ten votes per share. Our class A common stock has only one vote per share. In addition, the Smiths hold one-half of our board of directors’ seats and, therefore, have the power to exert significant influence over our corporate management and policies. The Smiths have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the board of directors until June 13, 2015.

Circumstances may occur in which the interests of the Smiths, as the controlling security holders, could be in conflict with the interests of other security holders and the Smiths would have the ability to cause us to take actions in their interest. In addition, the Smiths could pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other security holders.

Certain features of our capital structure that discourage others from attempting to acquire our company may prevent our security holders from receiving a premium on their securities or result in a lower price for our securities.

The control the Smiths have over stockholder votes may discourage other parties from attempting to acquire us. Anyone attempting to acquire us would likely offer to pay more for shares of class A common stock than the amount those shares were trading for in the open market at the time of the offer. If the voting rights of the Smiths discourage such takeover attempts, stockholders may be denied the opportunity to receive such a premium. The general trading prices for class A common stock might also be lower than it would otherwise be if these deterrents to takeovers did not exist.

USE OF PROCEEDS

We expect the net proceeds from the issuance and sale of the notes will be approximately $294.0 million after deducting the underwriters’ discount and estimated offering expenses (assuming no exercise of the over-allotment option).

We intend to use the net proceeds from the sale of the notes to cause the redemption in part of our wholly-owned subsidiary, STG’s, 8.00% senior subordinated notes due 2012.  The terms of the indenture governing the 8.00% senior subordinated notes due 2012 permit STG to redeem the 8.00% senior subordinated notes due 2012 on or after March 15, 2007 at a price equal to 104% of the principal amount of the 8.00% senior subordinated notes due 2012 to be redeemed. As of April 30, 2007, the principal amount outstanding under the 8.00% senior subordinated notes due 2012 was $618.3 million and these notes mature on March 15, 2012. Following completion of this offering, STG intends to use the proceeds of the offering to redeem in part its 8.00% senior subordinated notes due 2012.

Pending use of the net proceeds of this offering, we intend to invest the net proceeds in accordance with our investment policy guidelines, which currently provide for investment of funds in cash equivalents, United States government obligations, high grade and corporate notes and commercial paper.

RATIO OF EARNINGS TO FIXED CHARGES

	Pro Forma as
	adjusted (1)		Year Ended December 31,
	2006		2006		2005		2004		2003		2002
Ratio of earnings to fixed charges	1.70	x	1.48	x	1.59	x	1.22	x	1.22	x	—	(2)

(1)          The following column sets forth the adjustment in our ratio of earnings to fixed charges on a pro forma basis after adjustment for the issuance of the notes and the assumed repurchase of $300.0 million of the 8.00% senior subordinated notes due 2012.

(2)          Earnings were inadequate to cover fixed charges for the year ended December 31, 2002. Additional earnings of $17.6 million would have been required to cover fixed charges in the year ended December 31, 2002.

The ratio of earnings to fixed charges has been computed by dividing the sum of the earnings before income taxes and fixed charges by fixed charges. This ratio includes the earnings and fixed charges of the company and its consolidated subsidiaries. Fixed charges consist of interest expense, which includes interest on all debt and amortization of debt discount, capitalized interest and amortization of deferred financing costs.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2006:

(1)   on an actual basis;

(2)   as adjusted to give effect to the redemption of the 8.75% senior subordinated notes due 2011 (see footnote 2 below); and

(3)   as adjusted to give effect to (1) the redemption of the 8.75% senior subordinated notes due 2011, (2) the issuance of the convertible senior notes offered by this prospectus and (3) the redemption of $300,000,000 of the 8.00% senior subordinated notes due 2012.

You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2006 (in thousands, except per share amounts)
			Adjusted for Convertible Senior
	Actual	Adjusted for Redemption of 8.75% Senior Subordinated Notes	Notes and Redemption of 8.00% Senior Subordinated Notes
		As adjusted (unaudited)
Cash and cash equivalents(1)	$65,995	$6,595	$6,595
Current portion of debt:
Notes and capital leases payable to affiliates and other(1)	68,750	9,350	9,350
Total current	68,750	9,350	9,350
Long-term debt:
Revolving credit facility	—	36,449	54,599
Senior term loan	95,000	320,000	320,000
Capital leases and other	49,479	49,479	49,479
Notes and capital leases to affiliates	20,474	20,474	20,474
8.75% senior subordinated notes due 2011(2)	248,000	—	—
8.00% senior subordinated notes due 2012	618,328	618,328	318,328
6.00% convertible debentures due 2012	153,226	153,226	153,226
4.875% convertible senior notes due 2018	150,000	150,000	150,000
3.00% convertible senior notes due 2027	—	—	300,000
Other debt including discount and premium	(23,134)	(23,134)	(24,186)
Total long-term debt	1,311,373	1,324,822	1,341,920
Total debt(1)	1,380,123	1,334,172	1,351,270
Class A common stock	476	476	476
Class B common stock	383	383	383
Additional paid-in capital	596,667	596,667	596,667
Accumulated deficit(3)	(328,406)	(344,087)	(357,346)
Accumulated other comprehensive loss	(2,475)	(2,475)	(2,475)
Total shareholders’ equity	266,645	250,964	237,705
Total capitalization	$1,646,768	$1,585,136	$1,588,975

(1)          Cash excludes $1.4 million held by, and current portion of long-term debt excludes $33.5 million owed by, Cunningham Broadcasting Corporation, an entity that is consolidated with Sinclair but in which Sinclair holds no equity interest.

(2)          On January 22, 2007, Sinclair Television Group, Inc., our wholly-owned subsidiary, redeemed, in full, $307.4 million aggregate principal amount of its existing 8.75% senior subordinated notes due 2011 (the “2011 Notes”).  The 2011 Notes were redeemed at our option in accordance with the terms of the indenture governing the 2011 Notes at a redemption price of 104.375% of the principal amount of the 2011 Notes plus accrued and unpaid interest.

(3)          As a result of the redemption of the 2011 Notes, we recorded a loss from extinguishment of debt of $15.7 million in the first quarter of 2007.  In addition, as a result of the redemption of the 8.00% senior subordinated notes due 2012, we expect to record a loss of $13.3 million.  Both amounts will be accounted for as increases to our accumulated deficit.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

Our class A common stock is quoted on the Nasdaq Global Select Market under the symbol SBGI. Our class B common stock is not traded on a market. As of April 30, 2007, there were approximately 76 shareholders of record of our class A common stock, not including beneficial owners holding shares through nominee shares, and eight shareholders of our class B common stock.

The following tables set forth the range of high and low sale prices per share of our class A common stock as reported by the Nasdaq Global Select Market for each period indicated:

Fiscal Year Ended December 31, 2007	High	Low
First Quarter	$15.65	$10.73
Second Quarter (through April 30, 2007)	$17.67	$15.48

Fiscal Year Ended December 31, 2006	High	Low
First Quarter	$9.56	$7.19
Second Quarter	$8.75	$7.70
Third Quarter	$8.68	$7.51
Fourth Quarter	$10.91	$7.76

Fiscal Year Ended December 31, 2005	High	Low
First Quarter	$9.14	$7.48
Second Quarter	$9.13	$7.45
Third Quarter	$9.57	$8.71
Fourth Quarter	$10.00	$8.22

On April 30, 2007, the last reported sale price of our class A common stock on the Nasdaq Global Select Market was $16.33 per share.

Dividend Policy

We have paid a quarterly cash dividend on our class A and class B common stock since May 2004 and we expect to continue to pay a dividend for the foreseeable future. Future dividends on shares of our common stock, if any, will be at the discretion of our board of directors and will depend on several factors including our results of operations, cash requirements and surplus, financial condition, covenant restrictions and other factors that the board of directors may deem relevant.

We conduct our operations through our direct and indirect wholly-owned subsidiaries and as a holding company, we are dependent upon the cash flow of our subsidiaries to pay dividends. Under the terms of STG’s bank credit agreement, STG and several of its wholly-owned subsidiaries are only permitted to make dividend payments to us if (a) no default under the agreement exists at the time of the payment or would result from the payment and (b) the payment would not cause STG to exceed a certain aggregate disbursement limit or the financial ratios set forth in the bank credit agreement.  In addition, the indenture governing STG’s 8.00% senior subordinated notes due 2012 has general restrictions on the amount of dividends that may be paid. Under that indenture, STG is restricted from paying dividends to us unless certain specified conditions are satisfied, including that:

•       no event of default then exists under the indenture or certain other specified agreements relating to its indebtedness or would occur after paying the dividend; and

•       after taking account of the dividend, STG is in compliance with certain net cash flow requirements contained in the indenture.

In February 2007, our board of directors approved an increase in our annual dividend from $0.50 to $0.60 per share. We began paying this dividend rate in the second quarter of 2007 and intend to continue to pay dividends at this rate in each future quarter. Our current dividend of $0.15 per share per quarter is not in excess of any applicable restrictions or conditions contained within STG’s bank credit agreement or the indenture governing STG’s 8.00% senior subordinated notes. If our board of directors were to approve an increase in our annual dividend in excess of $0.15 per share per quarter, the conversion price applicable to the notes offered hereby would be adjusted in accordance with the procedures described under “Description of Notes—Conversion of Notes—Conversion Price Adjustments.”

The 2005 dividends declared were as follows:

For the quarter ended	Quarterly Dividend Per Share	Annual Dividend Per Share	Date dividends were paid
March 31, 2005	$0.050	$0.200	April 15, 2005
June 30, 2005	$0.075	$0.300	July 15, 2005
September 30, 2005	$0.075	$0.300	October 14, 2005
December 31, 2005	$0.100	$0.400	January 13, 2006

The 2006 dividends declared were as follows:

For the quarter ended	Quarterly Dividend Per Share	Annual Dividend Per Share	Date dividends were paid
March 31, 2006	$0.100	$0.400	April 13, 2006
June 30, 2006	$0.100	$0.400	July 13, 2006
September 30, 2006	$0.125	$0.500	October 12, 2006
December 31, 2006	$0.125	$0.500	January 12, 2007

The 2007 dividends declared were as follows:

For the quarter ended	Quarterly Dividend Per Share	Annual Dividend Per Share	Date dividends were paid
March 31, 2007	$0.150	$0.600	April 13, 2007

DESCRIPTION OF OUTSTANDING INDEBTEDNESS

Bank Credit Agreement

On December 21, 2006, Sinclair Television Group, Inc., or STG, our wholly-owned subsidiary, entered into a third amended and restated bank credit agreement with JPMorgan Chase Bank N.A., as Administrative Agent. The bank credit agreement includes a $175.0 million revolving credit facility maturing on June 30, 2011, a $100.0 million Term Loan A Facility maturing on December 31, 2011 and a $225.0 million Term Loan A-1 facility maturing on December 31, 2012.

Availability under the revolving credit facility terminates at maturity. STG is required to prepay the Term Loan A-1 and Term Loan A and reduce the revolving credit facility with (1) 100% of the net proceeds of any casualty loss or condemnation and (2) 100% of the net proceeds of any sale or other disposition of STG’s assets in excess of $5.0 million in the aggregate in any 12-month period, to the extent such proceeds are not used to acquire new assets. STG has the right to terminate the Term Loan A, Term Loan A-1 or revolving credit facility at any time without prepayment penalty.

Scheduled payments on the Term Loan A, Term Loan A-1 and Revolver are calculated in the case of borrowing in the Eurodollar market at the London Interbank Offered Rate (LIBOR) for a selected interest period plus 1.25% with step downs tied to a leverage grid and in the case of non-Eurodollar borrowing at the greater of (a) the Prime Rate or (b) the Federal Funds Effective Rate plus 0.5% in effect during the loan plus 0.25% with step downs tied to a leverage grid. The Term Loan A-1 includes potential interest rate reductions that depend on STG’s future leverage.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the administrative agent under the bank credit agreement from three Federal funds brokers of recognized standing selected by it.

The Term Loan A is repayable in quarterly installments, amortizing as follows:

•       1.25% per quarter commencing March 31, 2007 to December 31, 2008

•       3.75% per quarter commencing March 31, 2009 to December 31, 2010

•       15.0% per quarter commencing March 31, 2011 and continuing through its maturity on December 31, 2011.

The Term Loan A-1 is repayable in quarterly installments, amortizing as follows:

•       1.25% per quarter commencing March 31, 2009 to December 31, 2009

•       2.50% per quarter commencing March 31, 2010 to December 31, 2010

•       3.75% per quarter commencing March 31, 2011 to December 31, 2011

•       17.50% per quarter commencing March 31, 2012 and continuing through its maturity on December 31, 2012.

STG’s obligations under the bank credit agreement are jointly and severally guaranteed by Sinclair Broadcast Group and substantially all of the subsidiaries of Sinclair Broadcast Group and borrowings under the bank credit agreement are secured by a first priority lien on (i) the capital stock of STG and certain of its subsidiaries; (ii) certain contract rights of STG and certain of its subsidiaries related to  station programming, advertising sales and management and/or consulting services for television stations; and (iii) all rights of STG and certain of its subsidiaries to any option to acquire licenses or similar types of permits to construct, own, operate or promote any television or radio station. As of December 31, 2006, none of our revolving credit facility was outstanding and the Term Loan A was fully drawn.

8.00% Senior Subordinated Notes, Due 2012

In March 2002, we issued $300.0 million aggregate principal amount of 8.00% Senior Subordinated Notes, due 2012 (the “2012 Notes”). We then completed three add-on issuances of the 2012 Notes: $125.0 million aggregate principal amount on November 8, 2002, $125.0 million aggregate principal amount on December 31, 2002, and $100.0 million aggregate principal amount on May 29, 2003. The 2012 Notes mature on March 15, 2012. Interest on the 2012 Notes is paid semiannually on March 15 and September 15 of each year. The 2012 Notes were issued under an indenture, as supplemented, among us, certain of our subsidiaries as guarantors and the trustee. In September 2003, STG assumed our obligations under the 2012 Notes through a sixth supplemental indenture dated as of September 30, 2003 among us, STG, certain of STG’s subsidiaries as guarantors and the trustee.

STG may redeem the 2012 Notes in whole or in part on or after March 15, 2007 at a redemption premium of 4.0%, on or after March 15, 2008 at a redemption premium of 2.667%, on or after March 15, 2009 at a redemption premium of 1.333%, and on or after March 15, 2010 with no redemption premium. If STG experiences a change in control as defined in the indenture governing the 2012 Notes, STG must offer to repurchase the notes at 101% of their aggregate principal amount, plus accrued and unpaid interest. As of December 31, 2006, there were $618.3 million in aggregate principal amount of 2012 Notes outstanding.

We intend to use the net proceeds from the sale of the notes to cause the redemption in part of the 2012 Notes. See “Use of Proceeds.”

6% Convertible Debentures Due 2012

On June 15, 2005, we completed an exchange of our Series D Convertible Exchangeable Preferred Stock into 6% Convertible Debentures due 2012 (the “2012 Convertible Debentures”). The 2012 Convertible Debentures mature September 15, 2012, and bear interest at a rate of 6.0% per annum, payable quarterly on each March 15, June 15, September 15 and December 15. The 2012 Convertible Debentures are convertible into class A Common Stock at a conversion price of $22.813 per share, subject to adjustment. We may redeem the 2012 Convertible Debentures in whole or in part at a redemption premium of 0.6% that reduces to 0.0% on or after September 15, 2007. The 2012 Convertible Debentures were issued under an indenture, dated as of December 17, 1997, as supplemented by a ninth supplemental indenture thereto, dated as of May 13, 2005, between us and the trustee.

As of December 31, 2006, there were $153.2 million in aggregate principal amount of 2012 Convertible Debentures outstanding.

4.875% Convertible Senior Notes Due 2018

During May 2003, we issued $150.0 million aggregate principal amount of 4.875% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”). The 2018 Notes were issued under an indenture dated as of May 20, 2003 between us and the trustee. The 2018 Convertible Notes mature on July 15, 2018, and have the following terms:

•       the notes are convertible into shares of class A Common Stock at the option of the holder upon certain circumstances. The conversion price is $22.37 until March 31, 2011, at which time the conversion price increases quarterly until reaching $28.07 on July 15, 2018;

•       the notes may be put to us at par on January 15, 2011 or called thereafter by us;

•       the notes bear cash interest at an annual rate of 4.875% until January 15, 2011 and bear cash interest at an annual rate of 2.00% from January 15, 2011 through maturity;

•       the principal amount of the notes will accrete to 125.66% of the original par amount from January 15, 2011 to maturity so that when combined with the cash interest, the yield to maturity of the notes will be 4.875% per year; and

•       under certain circumstances, we will pay contingent cash interest to the holders of the 2018 Convertible Notes during any six month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning January 15, 2011.

As of December 31, 2006, there were $150.0 million in aggregate principal amount of 2018 Convertible Notes outstanding.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, to be dated as of the date of issuance, as supplemented by the first supplemental indenture dated the same date (the “indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following section summarizes some, but not all, provisions of the indenture. We urge you to read the indenture in its entirety because the indenture, and not this description, defines your rights as a holder of the notes. We will provide copies of the form of indenture to prospective investors upon request. For purposes of this section of the prospectus, references to “Sinclair,” “we,” “our,” or “us” refer only to Sinclair Broadcast Group, Inc. and not any of its current or future subsidiaries.

The notes have been registered under the Securities Act and will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the notes.

General

The notes:

•       will be limited to $300 million aggregate principal amount ($345 million aggregate principal amount if the underwriters exercise their over-allotment option in full within 13 days of the date we originally issue the notes);

•       will be sold at an issue price of 100% of the principal amount of the notes, plus accrued interest, if any, from the date of issuance;

•       will pay cash interest at an annual rate of 3.00% of the principal amount of the notes, from the issue date through maturity, payable on May 15 and November 15 of each year, commencing on November 15, 2007;

•       will pay contingent cash interest in the circumstances described under “—Contingent Cash Interest”;

•       will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof;

•       will be unsecured senior obligations of Sinclair, ranking (a) equal with all of Sinclair’s unsubordinated unsecured indebtedness, (b) effectively junior with respect to Sinclair’s senior secured indebtedness and indebtedness of Sinclair’s subsidiaries, including obligations under STG’s bank credit facility and 8.00% senior subordinated notes, which are each direct obligations of our wholly-owned subsidiary, Sinclair Television Group, Inc., or STG, and guaranteed by substantially all of STG’s subsidiaries and by us and (c) senior to any subordinated indebtedness of Sinclair;

•       will not be guaranteed by any of Sinclair’s subsidiaries;

•       will be redeemable at our option in whole or from time to time in part on or after May 20, 2010 at a repurchase price payable in cash equal to the aggregate principal amount plus accrued and unpaid interest (including contingent cash interest), if any;

•       will be subject to repurchase by us at your option on May 15, 2010, May 15, 2017, and May 15, 2022 at a repurchase price payable in cash equal to the aggregate principal amount of the notes to be purchased, plus accrued and unpaid interest (including contingent cash interest), if any;

•       will be subject to repurchase by us for cash at your option at a repurchase price described below if a fundamental change occurs;

•       may be converted into our class A common stock at a conversion rate of 48.9476 shares of class A common stock per $1,000 principal amount (equivalent to an initial conversion price of approximately $20.43 per share for every $1,000 principal amount of a note), subject to adjustment if certain events occur and subject to fulfillment of certain conditions described below; and

•       will be due on May 15, 2027, payable in cash at maturity in an amount equal to the aggregate principal amount, plus accrued and unpaid interest (including contingent interest), if any, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

We will not be subject to any financial covenants under the indenture. In addition, the indenture will not restrict our ability to incur debt, pay dividends or make distributions, or issue or repurchase our securities. The indenture does not contain any provisions that would necessarily protect holders of notes if we were involved in a highly leveraged transaction, reorganization, merger or other similar transaction that may adversely affect us or them. Furthermore, the notes contain certain features that could deter or discourage third-party acquisition proposals that could be beneficial to holders.

We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be cancelled promptly.

Payments on the Notes

Principal of and interest (including contingent cash interest) on the notes will be payable, and the notes will be exchangeable and transferable, at our office or agency maintained for such purposes (which initially will be the office of the trustee); provided, however, that payment of interest may be made at our option by check mailed to the person entitled to such interest as shown on the security register. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

Interest

The notes will bear cash interest at an annual rate of 3.00% of the principal amount of the notes from the issue date, or from the most recent date to which interest has been paid or provided for, through maturity. The first such cash interest payment date will be November 15, 2007. Cash interest will be payable semi-annually in arrears on May 15 and November 15 of each year to holders of record at the close of business on the May 1 or November 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If we redeem the notes, or if a holder surrenders a note for repurchase by us in accordance with the terms of such note, we will pay accrued and unpaid interest to the holder that surrenders such note for redemption or repurchase, as the case may be. However, if the redemption date or the repurchase date, as the case may be, is after a record date and on or prior to the related interest payment date, then accrued and unpaid interest to, but excluding, the redemption date or the repurchase date shall be paid on such interest payment date to the record holder of such note at the close of business on the related record date.

Cash interest (including contingent cash interest) will cease to accrue on a note upon its maturity, conversion, or purchase by us at the option of a holder or redemption. If a payment date is not a business day, payment will be made on the next succeeding day that is a business day.

We will also pay contingent cash interest on the notes in the circumstances described below under
“—Contingent Cash Interest.”

Contingent Cash Interest

Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of notes during any six-month period from May 15 to November 14 and from November 15 to May 14, commencing with the period beginning May 20, 2010 (rather than May 15, 2010), if the average note price (as defined below) for the applicable five trading day period (as defined below) equals 120% or more of the principal amount of such notes. We will pay contingent interest only in cash. “Applicable five trading day period” means the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period.

The amount of contingent cash interest payable per note in respect of any six-month period will equal 0.375% per annum of the average note price for the applicable five trading day period.

Contingent cash interest, if any, will accrue from May 15 or November 15, as applicable, and will be payable on the next succeeding November 15 or May 15 interest payment date, as the case may be. Contingent cash interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date on which contingent interest is payable.

For financial accounting purposes, our obligation to pay contingent cash interest on the notes will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material changes in its value will be reflected in our future income statements in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

A “trading day” means a day on which our class A common stock:

•       is not suspended from trading on any national or regional securities exchange or association or over-the-counter market as of the close of business, and

•       has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the class A common stock.

The “note price” on any date of determination means the average of the secondary market bid quotations per note obtained by us or the bid solicitation agent for $1,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, this one bid shall be used. If we cannot reasonably obtain at least one bid for $1,000,000 principal amount of the notes from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the note price will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of our class A common stock on such determination date.

We will appoint a bid solicitation agent in accordance with the indenture, which will be the trustee unless otherwise provided for. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

Your obligations in respect of the payment of contingent cash interest in connection with the conversion of any notes will be the same as described below under “—Conversion of Notes.” Upon determination that note holders will be entitled to receive contingent cash interest during a relevant six-month period, we will issue a press release and publish such information on our website (or otherwise widely disseminate such information) as soon as practicable.

Under the indenture, we will agree, and by purchasing or holding a beneficial interest in the notes each holder and beneficial owner of the notes will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the Treasury regulations governing certain contingent payment debt instruments (in the absence of a change in law requiring contrary treatment), and, for purposes of those regulations, to treat the fair market value of any shares of our class A common stock received upon any conversion of the notes as a contingent payment. See “Certain Material U.S. Federal Tax Considerations.”

Ranking

The notes will rank equal in right of payment with all other senior unsecured indebtedness of Sinclair and senior in right of payment to any subordinated indebtedness of Sinclair. However, the notes will be effectively subordinated with respect to (x) all secured indebtedness of Sinclair as to the assets securing such indebtedness and (y) all indebtedness of Sinclair’s subsidiaries, including obligations under STG’s bank credit facility and STG’s 8.00% senior subordinated notes, which are each direct obligations of STG, and guaranteed by certain of STG’s subsidiaries and by us. Substantially all of Sinclair’s business is operated through its subsidiaries, and Sinclair’s cash flow and ability to service debt, including the notes, is dependent on the earnings of its subsidiaries. As of December 31, 2006, after giving effect to this offering and the use of proceeds therefrom and the redemption of the 8.75% senior subordinated notes due 2011 which occurred in January 2007, Sinclair would have had $453.9 million of secured indebtedness, including $374.6 million under its bank credit facility, which is an obligation of STG and guaranteed by certain of STG’s subsidiaries, all of which would have been effectively senior to the notes; $318.7 million of indebtedness under the 8.00% senior subordinated notes, which will be effectively senior to the notes; $150.0 million of its 4.875% senior convertible notes, which will rank pari passu in right of payment with the notes; and $128.7 million under its 6.00% senior subordinated convertible notes, which will rank junior in right of payment to the notes. In addition, Sinclair would have had the ability to incur $120.4 million of additional secured indebtedness under its bank credit facility.

The indenture governing the notes does not limit the ability of Sinclair and its subsidiaries to incur additional indebtedness, including secured indebtedness. Any secured indebtedness incurred by Sinclair will be senior to the notes, and any additional indebtedness incurred by Sinclair’s subsidiaries will be structurally senior to the notes.

Conversion of Notes

General

Holders may surrender notes for conversion at any time prior to the close of business on November 15, 2026 and receive the consideration described below under “—Payment Upon Conversion,” only if any of the following conditions is satisfied:

•       During any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes, if the closing sale price of our class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that last trading day;

•       during the ten consecutive trading day period following any five consecutive trading day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our class A common stock on such date multiplied by the then current conversion rate;

•       if the notes have been called for redemption; or

•       if we make certain significant distributions to holders of our class A common stock, we enter into specified corporate transactions or our class A common stock ceases to be listed on The Nasdaq

Global Select Market and is not listed for trading on another U.S. national or regional securities exchange.

We describe each of these conditions in greater detail below.

However, after November 15, 2026 (six months prior to the maturity of the notes), holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions is satisfied.

Upon conversion of a note, a holder will not receive any cash payment of interest, including contingent cash interest (unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates), and we will not adjust the conversion rate to account for accrued and unpaid interest, including contingent cash interest. Our delivery to the holder of cash and shares, if any, of our class A common stock into which the note is convertible will be deemed to satisfy our obligation to pay accrued but unpaid interest, including contingent cash interest, with respect to such note. Accordingly, any accrued but unpaid interest, including contingent cash interest, will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a regular record date will receive payment of interest, including contingent cash interest, payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest, including contingent cash interest, that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) with respect to any notes surrendered for conversion following the record date for the payment of interest immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Upon Satisfaction of Market Price Condition

Holders may surrender notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes if the closing sale price (as defined below) of our class A common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs, is more than 130% of the conversion price in effect on that last trading day.

The “closing sale price” of our class A common stock on any date means the last reported per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m., New York City time, on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our class A common stock is traded or, if our class A common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

If the trading price (as defined below) for the notes on each trading day during any five consecutive trading day period was less than 95% of the closing sale price of our class A common stock on such date multiplied by the then current conversion rate, as determined following a request in accordance with the procedures described below, a holder may surrender notes for conversion at any time during the following 10 trading days.

Upon request, the conversion agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. The conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the trustee, acting at the request of one or more holders holding in the aggregate at least $5,000,000 in principal amount of the notes, provides us with reasonable evidence that the trading price of the notes on any trading day would be less than 95% of the product of the then current conversion rate times the closing sale price of our class A common stock on that date. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on such trading day and on each of the successive four trading days.

The term “trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $1,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on such date of determination will be deemed to be less than 95% of the conversion value.

The five dates of determination within any five consecutive trading day period referred to above will not include any day on which Nasdaq or, if our class A common stock is not listed on Nasdaq, the principal other U.S. national or regional securities exchange on which our class A common stock is then listed is not open for trading. Because such days will be disregarded, the occurrence of any such event would lengthen the period of time over which the five consecutive trading day period would occur and the measurements described above would be made.

Conversion Upon Notice of Redemption

You will have the right, at your option, to convert any notes we call for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a fundamental change notice requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

Even if the market price contingency described above under “—Conversion Upon Satisfaction of Market Price Condition” has not occurred, if we elect to distribute to all holders of our class A common stock:

•       specified rights or warrants entitling them to subscribe for or purchase our class A common stock at less than the current market price (as defined in the indenture) on the record date for such issuance, or

•       cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under “—Conversion Price Adjustments”), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 15% of the current market price of our class A common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

In addition, in the event of a fundamental change (as defined under “—Repurchase of Notes at Your Option Upon a Fundamental Change”), a holder may surrender notes for conversion at any time on or before the 30th business day after the date of our notice of a fundamental change. Alternatively, the holder may require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under “—Repurchase of Notes at Your Option Upon a Fundamental Change.” To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 70 days nor less than 40 days prior to the anticipated effective date.

Holders will also have the right to surrender notes for conversion if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not also constitute a fundamental change (a “transforming transaction”), in each case pursuant to which our class A common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from or after the date which is 15 calendar days prior to the anticipated effective date of such transaction and ending on the 15th calendar day following the effective date of such transaction. We will notify holders at least 20 calendar days prior to the anticipated effective date of such transaction. If the transaction constitutes a fundamental change, in lieu of the conversion right described in this paragraph, which would not be applicable, holders will have the conversion right described in the preceding paragraph and will have the right to require us to repurchase their notes as set forth below under “—Repurchase of Notes at Your Option Upon a Fundamental Change.”

Conversion after November 15, 2026

After November 15, 2026 and prior to the close of business on the business day immediately prior to the stated maturity date, holders may surrender their notes for conversion regardless of whether any of the conditions described in “—Conversion Upon Satisfaction of Market Price Condition,” “—Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes,” or “—Conversion Upon Specified Corporate Transactions” has been satisfied.

Payment Upon Conversion

Each $1,000 principal amount of notes surrendered on or prior to the 25th scheduled trading day prior to the stated maturity date will be converted into cash and shares of our class A common stock, if any, based on an amount, which we refer to as the “daily conversion value,” calculated for each of the 20 trading days beginning on the third trading day immediately following the conversion date, which we refer to as the “conversion period.” The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of notes is equal to one-twentieth of the product of the then applicable conversion rate multiplied by the volume weighted average price (as defined below) of our class A common stock (or the volume weighted average price of the securities, the sum of cash, and the value of the other consideration into which our class A common stock has been converted in connection with a fundamental change or other transforming transaction) on that day.

For each $1,000 aggregate principal amount of notes surrendered for conversion prior to the close of business on the 25th scheduled trading day prior to the stated maturity date, we will deliver to you, on the third business day following the last day of the conversion period, the aggregate of the following, which we refer to as the “conversion obligation,” for each trading day during the conversion period:

(1)         if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes exceeds $50.00 (the “residual amount”), (a) a cash payment of $50.00 and (b) the remaining daily conversion value, which we refer to as the “daily net share settlement value,” in shares of our class A common stock (or the other form of consideration into which our class A common stock has been converted in connection with a fundamental change or other transforming transaction), in each case subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below; or

(2)         if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes is less than or equal to $50.00, a cash payment equal to the daily conversion value.

If a holder surrenders for conversion a note at any time after the 25th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding the maturity date, (i) the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date, (ii) the conversion period for such note will commence on the trading day immediately after the maturity date, (iii) in lieu of receiving cash as provided for above, the holder shall receive, for each $1,000 principal amount note surrendered, $1,000 on the maturity date and (iv) on the third business day following the last day of the conversion period we will deliver shares of our class A common stock (or the other form of consideration into which our class A common stock has been converted in connection with a fundamental change or other transforming transaction) to the extent the  daily conversion value on each trading day during the conversion period exceeds $50.00 for each $1,000 principal amount of notes, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The number of shares of class A common stock to be delivered under clause (1)(b) or clause (iv) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our class A common stock for that trading day.

The conversion rate with respect to a note is initially approximately 48.9476 shares of our class A common stock. The conversion price of a note is equal to $1,000 divided by the then applicable conversion rate at the time of determination. The initial conversion price for each $1,000 aggregate principal amount of notes is $20.43 per share of our class A common stock. The conversion price is subject to adjustment as described under “—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate.

On any day prior to the first trading day of the applicable conversion period, we may specify a percentage of the residual amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion period will equal the product of:  (1) the cash percentage and (2) the residual amount. The number of shares deliverable in respect of each trading day in the applicable conversion period will be equal to the product of (i) 100% minus the cash percentage times (ii) the residual amount for the trading day divided by the daily “volume weighted average price” (as defined below) of our class A common stock on such trading day. If we do not specify a cash percentage by the start of the applicable conversion period, we must settle 100% of the residual amount for each trading day in the applicable conversion period with shares of our class A common stock. We will provide notice to all holders of the notes and the trustee of the chosen method of settlement on or before the day immediately prior to the first trading day of the applicable conversion period. Simultaneously with providing such notice, we will issue a press release containing the relevant information and make this information available on our website.

No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our class A common stock will receive a number of shares of our class A common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our class A common stock on the last day of the conversion period.

For purposes of this section, “—Payment Upon Conversion,” “volume weighted average price” per share of our class A common stock (or any security into which our class A common stock has been converted in connection with a fundamental change) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our class A common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page SBGI Equity AQR (or the Bloomberg Page for any security into which our class A common stock has been converted in connection with a fundamental change), or if such volume weighted average price is not available, our board of directors’ reasonable, good faith estimate of the volume weighted average price of the shares of our class A common stock, or other security, on such trading day.

The cash and any shares of our class A common stock or other consideration (including cash in lieu of fractional shares) deliverable upon conversion of the notes will be delivered through the conversion agent three business days after the last day on which the conversion obligation has been determined. Generally, the conversion date shall be the date on which the notes and all of the items required for conversion shall have been delivered as described under “—Conversion Procedures” below and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day. However, as described above, if a holder surrenders a note for conversion at any time after the 25th scheduled trading day prior to its stated maturity, the conversion date will be deemed to be the business day immediately preceding the note’s stated maturity date.

Payment Upon Conversion Upon a Fundamental Change

If a holder converts any of its notes at any time beginning 40 days before the scheduled effective date of a fundamental change and ending at the closing of business on the second trading day immediately preceding the related fundamental change repurchase date, the holder will receive:

•       if the notes are surrendered for conversion at any time beginning 25 trading days before the date of payment of consideration in connection with a fundamental change (as defined below), cash and, with respect to the daily net share settlement value (if any), the kind of securities and other assets or property received by holders of our class A common stock in the fundamental change transaction; or

•       in all other events, cash or a combination of cash and class A common stock, if any, as described above under ‘‘—Payment Upon Conversion;”

in each case, taking into account any additional shares deliverable as a result of any fundamental change.

Conversion Price Adjustments

The conversion price will be adjusted:

(1) upon the issuance of shares of our class A common stock as a dividend or distribution on shares of our class A common stock;

(2) upon the subdivision or combination of our outstanding class A common stock;

(3) upon the issuance to all or substantially all holders of our class A common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our class A common stock, or securities convertible into our class A common stock, at a price per share or a conversion price per share less than the current market price per share on the record date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to this expiration or are not distributed;

(4) upon the distribution to all or substantially all holders of our class A common stock of shares of our capital stock, evidence of indebtedness or other non-cash assets, or rights or warrants, excluding:

•       dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•       dividends or distributions exclusively in cash referred to in clause (5) below; and

•       distribution of rights to all holders of class A common stock pursuant to an adoption of a shareholder rights plan;

(5) upon the occurrence of any cash dividends or other cash distributions to all or substantially all holders of our class A common stock in excess of $0.15 per share in respect of each fiscal quarter, whether or not paid in such fiscal quarter (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment as a result of the same events giving rise to an adjustment to the conversion price; provided that no adjustment will be made to the dividend threshold amount as a result of any event described in this clause (5) in which event the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash distribution or dividend by a fraction,

(a)         the numerator of which will be the closing sale price of a share of our class A common stock as of the day before the “ex” date (as defined below) with respect to the dividend or distribution; and

(b)         the denominator of which will be the closing sale price of a share of our class A common stock as of the day before the “ex” date with respect to the dividend or distribution less the dividend adjustment amount; and

(6) upon the purchase of our class A common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our class A common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the “expiration date,” in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

(a)         the numerator of which will be the product of the number of shares of our class A common stock outstanding (including tendered shares but excluding any shares held by us in treasury) on the expiration date multiplied by the current market price per share of our class A common stock on the trading day next succeeding the expiration date; and

(b)         the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the “purchased shares,” and (y) the product of the number of shares of our class A common stock outstanding (less any purchased shares and excluding any shares held by us in treasury) at the expiration time and the current market price per share of our class A common stock on the trading day next succeeding the expiration date.

The term “current market price” means, with respect to any date of determination, the closing sale price of our class A common stock on the date of determination. For purposes hereof, the term “ex” date, when used with respect to any dividend or distribution, means the first date on which the class A common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

The term “dividend adjustment amount” means the full amount of the dividend or distribution in excess of the dividend threshold amount to the extent payable in cash applicable to one common share.

To the extent that any shareholder rights plan (or any future shareholder rights plan) remains in effect upon conversion of the notes into class A common stock, you will receive, in addition to the class A common stock, the rights under the rights plan, whether or not the rights have separated from the class A common stock at the time of conversion, subject to certain limited exceptions.

In the event of:

•       any reclassification of our class A common stock;

•       a consolidation, merger or combination involving Sinclair; or

•       a sale or conveyance to another person of the property and assets of Sinclair as an entirety or substantially as an entirety,

in which holders of our outstanding class A common stock would be entitled to receive stock, other securities, other property, assets or cash for their class A common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into cash and, with respect to the portion of the conversion obligation in excess (if any) of the principal amount of notes being converted, the same type of consideration received by class A common stock holders immediately following one of these types of events. For purposes of the foregoing, if holders of our class A common stock have the opportunity to elect the form of consideration to receive in any transaction described above, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the consideration received. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the conversion price. See “Certain Material U.S. Federal Tax Considerations” below for a relevant discussion.

Notwithstanding anything in this subsection “—Conversion Price Adjustments” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the notes in connection with a fundamental change and five business days prior to the stated maturity of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our class A common stock or any securities convertible into or exchangeable for our class A common stock or carrying the right to purchase our class A common stock or any such security. No adjustment to the conversion rate need be made if holders of the notes will participate in the transaction without conversion of the notes.

Notwithstanding anything in this section “—Conversion of Notes,” we shall be entitled without the consent of any holder of the notes to make such reductions in the conversion price, for the remaining term of the notes or any shorter term, in addition to those required by “—Conversion Price Adjustments,” as the board of directors shall determine to be advisable in order to avoid or diminish any tax to any holders of shares of class A common stock or rights to purchase class A common stock resulting from any stock dividends, subdivisions of shares, distributions of rights or warrants to purchase or subscribe for stock or securities, distributions of securities convertible into or exchangeable for stock hereafter made by us to our stockholders or from any event treated as such for income tax purposes.

Notwithstanding anything in this section “—Conversion of Notes,” we are permitted, without the consent of any holder of the notes and subject to applicable Nasdaq rules, if our class A common stock is then listed on Nasdaq, or the rules of the principal other U.S. national or regional securities exchange on which our class A common stock is then listed, to reduce the conversion price of the notes by any amount for a period of at least 20 business days if the board of directors determines that such reduction would be in our best interest. At least 15 days’ prior notice of any reduction in the Conversion Price will be given.

Conversion Procedures

Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our class A common stock, if any, and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our class A common stock upon conversion in a name other than that of the holder.

We will not issue fractional shares of class A common stock upon conversion of notes.

If the notes are subject to purchase following a fundamental change, your right to convert the notes so subject to purchase will terminate at the close of business on the 30th day following your receipt of notice of the fundamental change, subject to an extension that complies with applicable law, unless we default in the payment of the purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. You may withdraw any repurchase notice by a written notice of withdrawal, as described below under “—Repurchase of Notes at Your Option Upon a Fundamental Change.”  If your notes are submitted for purchase following a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m., New York City time, on the business day before such purchase date.

Adjustment to Shares Delivered Upon Conversion Upon a Fundamental Change in Control

If a fundamental change in control (as defined below) occurs prior to maturity, upon the conversion of the notes as described above under “—Conversion of Notes—Conversion Upon Specified Corporate Transactions,” the conversion rate will be increased by an additional number of shares of class A common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such fundamental change in control and issue a press release as soon as practicable after we first determine the anticipated effective date of such fundamental change in control.

A fundamental change in control is any fundamental change included in the first, third or fifth bullet of the definition of that term below under “—Repurchase of Notes at Your Option Upon a Fundamental Change” unless in the case of a merger or consolidation, at least 90% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the fundamental change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq Global Select Market on Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

The number of additional shares by which the conversion rate will be increased for conversions in connection with a fundamental change in control will be determined by reference to the table below, based on the date on which the fundamental change in control occurs or becomes effective, which we refer to as the effective date, and the price paid per share of our class A common stock in the change in control in the case of a fundamental change in control described in the third bullet of the definition of fundamental change, or in the case of a fundamental change in control described in the first bullet of the definition of fundamental change, the average of the last reported sale prices of our class A common stock over the five trading day period ending on the trading day preceding the effective date of such other fundamental change in control, which we refer to as the stock price. If holders of our class A common stock receive only cash in the case of a fundamental change in control described in the third bullet under the definition of fundamental change, the stock price shall be the cash amount paid per share.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted as described under “—Conversion of Notes—Conversion Price Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, divided by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the adjustment to the conversion rate that results from an adjustment to the conversion price as set forth under “—Conversion of Notes—Conversion Price Adjustments” above.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares of our class A common stock to be received per $1,000 principal amount of notes.

	Share price
Effective Date	$15.33	$16.00	$17.00	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00	$27.50	$30.00	$35.00
May 2, 2007	16.28	14.42	12.04	10.04	8.35	6.93	5.72	4.70	3.83	3.10	2.48	1.33	0.60	0.00
November 15, 2007	16.27	14.36	11.91	9.86	8.14	6.70	5.48	4.46	3.60	2.88	2.28	1.17	0.48	0.00
May 15, 2008	16.20	14.23	11.71	9.61	7.85	6.39	5.17	4.15	3.30	2.60	2.01	0.96	0.35	0.00
November 15, 2008	16.05	14.00	11.37	9.21	7.41	5.93	4.70	3.70	2.87	2.20	1.65	0.70	0.19	0.00
May 15, 2009	15.84	13.67	10.89	8.62	6.77	5.25	4.03	3.05	2.26	1.64	1.15	0.37	0.04	0.00
November 15, 2009	15.74	13.34	10.26	7.78	5.78	4.20	2.98	2.05	1.35	0.84	0.49	0.04	0.00	0.00
May 15, 2010	16.28	13.56	9.88	6.61	3.70	1.26	0.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a common share closing sale price of $15.33 on May 2, 2007 and an initial conversion price of $20.43 per share of our class A common stock.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 65.2315 shares per $1,000 principal amount of notes after giving effect to the events described in this section “—Adjustment to Shares Delivered Upon Conversion Upon a Fundamental Change in Control”, though we will adjust such number of shares in the same manner in which, and for the same events for which, we must adjust the conversion price as described under “—Conversion of Notes—Conversion Price Adjustments” above.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•       between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•       in excess of $35.00 per share (subject to adjustment), no increase in the conversion rate will be made; and

•       less than $15.33 per share (subject to adjustment), no increase in the conversion rate will be made.

Optional Redemption by Sinclair

We may redeem the notes in whole or from time to time in part on or after May 20, 2010 for cash, on at least 30 days’, and no more than 60 days’, notice at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid cash interest (including contingent cash interest), if any, on such notes to, but excluding, the applicable redemption date. If the redemption date is after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then the payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date. Therefore, the redemption price will include only the principal amount of notes redeemed, and will not include any accrued and unpaid interest unless the holder of the notes so redeemed was also the holder of record at the close of business on the immediately preceding record date.

If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•       issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

•       register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No sinking fund is provided for the notes.

If we call notes for redemption, a holder may convert its notes only until the close of business on the second business day immediately preceding the redemption date, unless we fail to pay the redemption price.

Repurchase of Notes at Your Option Upon a Fundamental Change

In the event of a fundamental change, you will have the right to require us to repurchase for cash all or any part of your notes after the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount plus any accrued and unpaid cash interest (including contingent cash interest), if any, to, but excluding, the repurchase date. Notes submitted for repurchase must have a principal amount of $1,000 or an integral multiple of $1,000.

To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 70 calendar days nor less than 40 calendar days prior to the anticipated effective date. We will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the 30th business day after the date of our notice of a fundamental change, subject to an extension that complies with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•       if certificated, the certificate numbers of your notes to be delivered for repurchase;

•       the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•       that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•       the principal amount of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•       the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant fundamental change subject to an extension that complies with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•       the notes will cease to be outstanding and interest, including any contingent cash interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•       all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and any previously accrued and unpaid interest (including any contingent cash interest) and additional amounts upon delivery or transfer of the notes).

A “fundamental change” will be deemed to have occurred if any of the following occurs:

•       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of Sinclair, provided that the Permitted Holders “beneficially own” (as so defined) a lesser percentage of such voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Sinclair;

•       during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Sinclair (together with any new directors whose election to such board or whose nomination for election by the shareholders of Sinclair, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

•       Sinclair consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with Sinclair, in any such event pursuant to a transaction in which the outstanding voting stock of Sinclair is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding voting stock of Sinclair is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Sinclair), or where (A) the outstanding voting stock of Sinclair is changed into or exchanged for (x) voting stock of the surviving corporation which is not Disqualified Equity Interests or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no “person” or “group” other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 40% of the total outstanding voting stock of the surviving corporation and (2) the percentage of the outstanding voting stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction;

•       Sinclair is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Consolidation, Merger and Sale of Assets”; or

•       our class A common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq Global Select Market or Nasdaq Global Market or another established automated over-the-counter trading market in the United States.

However, a fundamental change will not be deemed to have occurred for purposes of determining whether you will have the right to require us to repurchase your notes upon a fundamental change if either:

•       the last sale price of our class A common stock for any five trading days within:

–       the period of ten consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above, or

–       the period of ten consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above,

is at least equal to 105% of the quotient where the numerator is $1,000 and the denominator is the conversion rate in effect on such day; or

•       in the case of a merger or consolidation, at least 90% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the fundamental change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq Global Select Market or Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

For purposes of this fundamental change definition:

•       “Permitted Holders” means as of the date of determination (i) any of David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith; (ii) family members or the relatives of the persons described in clause (i); (iii) any trusts created for the benefit of the persons described in clause (i), (ii) or (iv) or any trust for the benefit of any such trust; or (iv) in the event of the incompetence or death of any of the persons described in clause (i) or (ii), such person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, equity interests of Sinclair; and

•       “voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); and

•       “Disqualified Equity Interests” means any equity interests that, either by their terms or by the terms of any note into which they are convertible or exchangeable or otherwise, are or upon the happening of an event or passage of time would be required to be redeemed prior to any stated maturity, (other than upon a change of control of the Company in circumstances where the holders of the Securities would have similar rights), of the principal of the Notes or are redeemable at the option of the holder thereof at any time prior to any such stated maturity, or are convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof.

The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will under the indenture:

•       comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•       file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

•       otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

This fundamental change repurchase feature may make more difficult or discourage a takeover of Sinclair and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the underwriters.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

The instruments governing our indebtedness and the indebtedness of our subsidiaries impose limitations on our ability to repurchase notes upon the occurrence of a fundamental change. In addition, if a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change repurchase price for the notes tendered by holders. In addition, we currently have outstanding debt and may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture.

Repurchase of Notes at Your Option

You will have the right to require us to repurchase the notes for cash on May 15, 2010, May 15, 2017, and May 15, 2022. The repurchase price will be the aggregate principal amount of notes repurchased plus any accrued and unpaid interest (including contingent cash interest) through the purchase date and will be payable in cash only.

We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If the repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to certain additional conditions. Also, our ability to satisfy our repurchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the funds necessary to repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion obligation upon conversion of your notes.”

Under the terms of the indenture we are permitted at our option to add additional dates on which you would have the right to require us to repurchase the notes. We would be required to provide 15 days’ advance notice to holders of our nonbinding intention to add additional dates.

We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things the procedures that holders must follow to require us to repurchase their notes.

Your notice electing to require us to repurchase your notes must state:

•       if certificated notes have been issued, the note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

•       the portion of the aggregate principal amount of the notes to be repurchased, in multiples of $1,000; and

•       that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

•       the aggregate principal amount of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes, or, if not certificated, your notice must comply with appropriate DTC procedures; and

•       the aggregate principal amount of the notes, which remains subject to the repurchase notice.

Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements, as well as those of our subsidiaries. The indenture will prohibit us from repurchasing notes for cash in connection with the holders’ repurchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the notes.

A holder must either effect book-entry transfer or deliver the note, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then:

•       the note will cease to be outstanding;

•       interest will cease to accrue; and

•       all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the note is made or whether or not the note is delivered to the paying agent.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at your option.

Reports

The indenture provides that, whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if we were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which we would have been required so to file such documents if we were so subject.

We will also in any event, within 60 days after the end of each fiscal quarter, 120 days after the end of each fiscal year and within 15 days of each Required Filing Date with respect to any other documents filed, file with the Trustee copies of the annual reports, quarterly reports and other documents required to be filed pursuant to the indenture. Within 15 days after the filing thereof with the trustee, we will transmit by mail to all holders, as their names and addresses appear in the Note register, without cost to such holders. If our filing such documents with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, we will supply copies of such documents to any prospective holder at our cost.

Events of Default

An event of default will occur under the indenture if:

(1)   there shall be a default in the payment of any interest (including contingent cash interest) on any note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2)   there shall be a default in the payment of the principal of any note at its maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

(3)   (a)  there shall be a default in the performance, or breach, of any covenant or agreement of Sinclair under the indenture, including a failure to provide timely written notice of a fundamental change (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) or in clause (b) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given (or 90 days in the event of a breach of the covenant described under “—Reports”), by certified mail, (x) to Sinclair by the trustee or (y) to Sinclair and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or (b) there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets”;

(4)   one or more defaults shall have occurred under any agreements, indentures or instruments under which Sinclair or any subsidiary then has outstanding indebtedness in excess of $25,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such indebtedness shall have been accelerated;

(5)   one or more judgments, orders or decrees for the payment of money in excess of $10,000,000, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against Sinclair or any subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(6)   any holder or holders of at least $25,000,000 in aggregate principal amount of indebtedness of Sinclair or any subsidiary after a default under such indebtedness shall notify the trustee of the intended sale or disposition of any assets of Sinclair or any subsidiary that have been pledged to or for the benefit of such holder or holders to secure such indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, assets of Sinclair or any subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

(7)   there shall be a default in our obligation to deliver the settlement amount upon conversion of the notes, together with cash in respect of any fractional shares, upon conversion of any notes and such default continues for a period of five days or more;

(8)   there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Sinclair or any Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or (b) a decree or order adjudging Sinclair or any Significant Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Sinclair or any Significant Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Sinclair or any Significant Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(9)  (a)  Sinclair or any Significant Restricted Subsidiary commences a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent,

(b)  Sinclair or any Significant Restricted Subsidiary consents to the entry of a decree or order for relief in respect of Sinclair or such Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

(c)  Sinclair or any Significant Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

(d)  Sinclair or any Significant Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Sinclair or such Significant Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or

(e)  Sinclair or any Significant Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (9).

“Restricted Subsidiary” means a subsidiary subject to the covenants or events of default under any agreement governing any other indebtedness of Sinclair.

“Significant Restricted Subsidiary” means, at any date of determination:

(1)   any Restricted Subsidiary that, together with its subsidiaries that constitute Restricted Subsidiaries (A) for the most recent fiscal year of the Company accounted for more than 5.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (B) as of the end of such fiscal year, owned more than 5.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and

(2)   any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (8) or (9) of “Events of Default” above has occurred, would constitute a Significant Restricted Subsidiary under clause (1) of this definition.

If an event of default (other than as specified in clauses (8) and (9) of the prior paragraph) shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding may, and the trustee at the request of such holders shall, declare an amount equal to the aggregate principal amount of the notes and any accrued and unpaid cash interest (including contingent cash interest) on the notes through the date of such declaration, to be due and payable immediately by a notice in writing to us (and to the trustee if given by the holders of the notes). Thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceeding. If an event of default specified in clause (8) or (9) of the prior paragraph occurs and is continuing, then an amount equal to the aggregate principal amount of the notes, together with any accrued and unpaid cash interest (including contingent cash interest) through the occurrence of such event, shall ipso facto become and be immediately due and payable, without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest (including contingent cash interest) on all notes, (3) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon (including contingent cash interest) at a rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest (including contingent cash interest) at the rate borne by the notes; and (b) all events of default, other than the non-payment of principal of the notes and any accrued and unpaid cash interest (including any accrued and unpaid contingent cash interest), which have become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium, if any, or accrued and unpaid interest (including contingent cash interest) on any note, or the redemption price, purchase price or fundamental change repurchase price of any note, or in respect of a failure to convert any note into class A common stock or to deliver the settlement amount upon conversion of the notes as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

Any breach of our obligation under the indenture to file periodic or other reports will be solely a covenant default, and will not be able to be deemed an event of default until 90 days after receipt of notice from the holder of the notes. Holders’ remedies under the indenture against us for any such covenant default will be limited to payment of additional interest as described in the following sentence and holders will not have any right under the indenture to accelerate the maturity of the notes as a result of any such covenant default until the end of the 90-day period. If a breach of our obligation under the indenture to file periodic or other reports continues for 30 days after notice thereof is given in accordance with the indenture, we will pay additional interest to all holders of notes at a rate per annum equal to 0.50% of the notes’ principal amount from the 30th day following such notice until such breach is cured.

After becoming aware of the occurrence of any default, we are required to notify the trustee within five business days of becoming so aware and deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred. The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of Sinclair to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default or else resign.

Modification and Waiver

Modifications and amendments of the indenture relating to the notes may be made by Sinclair and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(1)   change the stated maturity of the principal of, or any installment of interest (including contingent cash interest) on, any note or reduce the principal amount thereof or the rate of interest (including contingent cash interest) thereon, or change the coin or currency in which the principal of any note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date) or with respect to the conversion of notes;

(2)   amend, change or modify the obligation of Sinclair to repurchase all or any part of the notes in the event of a fundamental change in accordance with “Repurchase of Notes at Your Option Upon a Fundamental Change,” including amending, changing or modifying any definitions with respect thereto;

(3)   reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults;

(4)   modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture relating to the notes cannot be modified or waived without the consent of the holder of each note affected thereby;

(5)   except as otherwise permitted under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by Sinclair of any of its rights and obligations under the indenture;

(6)   amend or modify any of the provisions of the note in any manner that would subordinate the note in right of payment to any other indebtedness of the company;

(7)   adversely affect the right of holders to convert notes other than as provided in the indenture; or

(8)   reduce the principal amount, the redemption price, the purchase price or the fundamental change repurchase price of any note, or amend or modify in any manner adverse to the holders of notes Sinclair’s obligations to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

Without the consent of any holders, Sinclair, when authorized by a resolution of the board of directors, and the trustee, at any time and from time to time, may enter into one or more supplemental indentures or agreements, in form and substance satisfactory to the trustee, for any of the following purposes:

(1)   to evidence the succession of another person to Sinclair or any other obligor upon the notes, and the assumption by any such successor of the covenants of Sinclair or obligor under the Indenture and in the notes, in each case in compliance with the provisions of the Indenture;

(2)   to add to the covenants of Sinclair or any other obligor upon the notes for the benefit of the holders, or to add additional opportunities for optional redemption at the option of the holder, or to surrender any right or power conferred in the indenture upon Sinclair or any other obligor upon the notes, as applicable, in the indenture or in the notes;

(3)   to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture or the notes; provided that, in each case, such provisions shall not materially adversely affect the interests of the holders;

(4)   to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

(5)   to add a guarantor;

(6)   to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

(7)   to allow for additional dates on which holders of the notes would have the right to require Sinclair to repurchase such notes or to reduce the conversion price in accordance with the indenture; or

(8)   to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders as additional security for the payment and performance of the indenture obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to this indenture or otherwise.

The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal or interest (including contingent cash interest) on any note when due, (2) we fail to convert any note as required by the indenture or to deliver the settlement amount upon conversion of the notes, or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger, Sale of Assets

Sinclair shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of affiliated persons, or permit any of its subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Sinclair and its subsidiaries on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

(1)   either (a) Sinclair shall be the continuing corporation or (b) the person (if other than Sinclair) formed by such consolidation or into which Sinclair is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Sinclair and its subsidiaries on a consolidated basis (the “surviving entity”) shall be a corporation, a limited liability company, limited partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all the obligations of Sinclair under the notes and the indenture, and the indenture shall remain in full force and effect;

(2)   immediately before and immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

(3)   Sinclair or the surviving entity shall have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereof comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which Sinclair is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of Sinclair and Sinclair would be discharged from its obligations under the indenture and the notes.

Notwithstanding the foregoing, Sinclair may merge or consolidate with or into or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to a direct or indirect wholly owned subsidiary of Sinclair without complying with the above provisions in a transaction or series of transactions in which Sinclair remains the obligor on the notes.

An assumption by any person of Sinclair’s obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption. See “Certain Material U.S. Federal Tax Considerations.”

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any redemption date, or any repurchase date, or upon conversion or otherwise, cash or shares of class A common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our class A common stock, accrued interest payable on the notes and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Transfer and Exchange

We expect to appoint the trustee as security registrar, paying agent, bid solicitation agent, calculation agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•       vary or terminate the appointment of the security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent;

•       appoint additional paying agents, bid solicitation agents, calculation agents or conversion agents; or

•       approve any change in the office through which any security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent acts.

Repurchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with Sinclair and any affiliate of Sinclair with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part only to DTC or another nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into class A common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal and interest (including contingent cash interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest (including contingent cash interest) will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading “Notice to Investors.”

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

We currently have two classes of common stock, each having a par value of $.01 per share, and no issued and outstanding preferred stock.

The following summary of our capital stock does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation (the “Amended Certificate”), which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Amended Certificate authorizes us to issue up to 500,000,000 shares of class A common stock, par value $.01 per share, 140,000,000 shares of class B common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of April 30, 2007, 87,196,046 shares of common stock, consisting of 51,200,146 shares of class A common stock and 35,995,900 shares of class B common stock, were issued and outstanding.

Common Stock

The rights of the holders of the class A common stock and class B common stock are substantially identical in all respects, except for voting rights and the right of class B common stock to convert into class A common stock. The holders of the class A common stock are entitled to one vote per share. The holders of the class B common stock are entitled to ten votes per share except as described below. The holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by the general corporation laws of the State of Maryland (“Maryland General Corporation Law”). Except for transfers to a permitted transferee (generally, related parties of David D. Smith, Frederick G. Smith, J. Duncan Smith or Robert E. Smith (whom we refer to as the controlling stockholders)), any transfer of shares of class B common stock held by any of the controlling stockholders will cause the shares to be automatically converted to class A common stock. In addition, if the total number of shares of common stock held by the controlling stockholders falls to below 10% of the total number of shares of common stock outstanding, all of the outstanding shares of class B common stock automatically will be classified as class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by the holders of the class A common stock must be identical to that received by the holders of the class B common stock, except that in any transaction in which shares of a third party’s common stock are distributed in exchange for our common stock, the shares may differ as to voting rights to the extent that the voting rights now differ among the classes of common stock.

The holders of class A common stock and class B common stock will vote as a single class, with each share of each class entitled to one vote per share, with respect to any proposed (a) ”going private” transaction; (b) sale or other disposition of all or substantially all of our assets; (c) sale or transfer which would cause a fundamental change in the nature of our business; or (d) merger or consolidation of our Company in which the holders of our common stock will own less than 50% of the common stock following the transaction. A “going private” transaction is defined as any “Rule 13e-3 transaction,” as the term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between us and (1) the controlling stockholders, (2) any affiliate of the controlling stockholders, or (3) any group of which the controlling stockholders are an affiliate or of which the controlling stockholders are a member. An “affiliate” is defined as (1) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under the common control of the controlling stockholders; (2) any corporation or organization (other than us or one of our majority-owned subsidiaries) of which any of the controlling stockholders is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities or in which any of the controlling stockholders has a substantial beneficial interest; (3) a voting trust or similar arrangement pursuant to which the controlling stockholders generally control the vote of the shares of common stock held by or subject to any trust or arrangement; (4) any other trust or estate in which any of the controlling stockholders has a substantial beneficial interest or as to which any of the controlling stockholders serves as a trustee or in a similar fiduciary capacity; or (5) any relative or spouse of the controlling stockholders or any relative of the spouse who has the same residence as any of the controlling stockholders.

Under Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in certain similar transactions outside the ordinary course of business, unless recommended by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval by two-thirds of all the votes entitled to be cast in these situations.

Our stockholders have no preemptive rights or other rights to subscribe for additional shares, except that the class B common stock is convertible into class A common stock by the holders thereof. Except as described in the prior sentence, no shares of any class of common stock have conversion rights or are subject to redemption, with the exception of certain shares held by Aliens (as defined in our Amended Certificate) as further described below. Subject to the rights of any outstanding preferred stock which may be hereafter classified and issued, holders of common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of funds legally available therefor and to share, regardless of class, equally on a share-for-share basis in any assets available for distribution to stockholders upon our liquidation, dissolution or winding up. Under our bank credit agreement, the existing indentures and certain of our other debt, our ability to declare common stock dividends is restricted.

Preferred Stock

Our Amended Certificate permits us to issue up to 50,000,000 shares of preferred stock in one or more series with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the preferred stock of any series will be fixed or designated pursuant to articles supplementary adopted by the board of directors or a duly authorized committee of the board of directors.

Depositary Shares

We may, at our option, elect to offer receipts for fractional interests (“depositary shares”) in preferred stock, rather than full shares of preferred stock. In such event, receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, will be issued and the shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary to be named by us. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all of the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

Certain Statutory and Charter Provisions

The following paragraphs summarize certain provisions of the Maryland General Corporation Law and our Amended Certificate and by-laws. The summary does not purport to be complete and reference is made to the Maryland General Corporation Law and our Amended Certificate and By-Laws for complete information.

Business Combinations.   Under the Maryland General Corporation Law, certain “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation’s stock (an “Interested Stockholder”) or an affiliate of an Interested Stockholder must be (a) recommended by the corporation’s board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder or an affiliate of an Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a “business combination” with the corporation for a period of five (5) years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation under specific circumstances. It is anticipated that our board of directors will exempt from the Maryland statute any business combination with the controlling stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

Control Share Acquisitions.   The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers of the corporation and directors who are employees of the corporation. “Control shares” are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 10% or more but less than one-third of the shares, (ii) one-third or more but less than a majority of the shares, or (iii) a majority or more of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by or pursuant to a provision contained in the articles of incorporation or by-laws of the corporation and adopted at any time before the acquisition of the shares.

Effect of Business Combination and Control Share Acquisition Statutes.   The business combination and control share acquisition statutes could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of shares of our common stock or otherwise be in their best interest.

Limitation on Liability of Directors and Officers.   Our Amended Certificate provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, none of our directors or officers shall have any liability to us or our stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which such provision applies, the remedies available to us or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Commission, eliminate or limit the liability of directors and officers under the federal securities laws.

Indemnification.   Our Amended Certificate and by-laws provide that we may advance expenses to our currently acting and our former directors to the fullest extent permitted by Maryland General Corporation Law, and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to the further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to the further extent as is consistent with law.

We have also entered into indemnification agreements with certain officers and directors that provide that we shall indemnify and advance expenses to the officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to the greater extent as applicable law may thereafter from time to time permit. The agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the final disposition of any claim or proceeding.

Foreign Ownership.   Under our Amended Certificate and to comply with the rules and regulations of the Federal Communications Commission, or FCC, we are not permitted to issue or transfer on our books any of our capital stock to or for the account of any Alien (as defined in the Amended Certificate) if after giving effect to the issuance or transfer, the capital stock held by or for the account of any Alien or Aliens would exceed, individually or in the aggregate, 25% of our capital stock at any time outstanding. Pursuant to our Amended Certificate, we will have the right to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions. Any issuance or transfer of capital stock in violation of the prohibition will be void and of no force and effect. Our Amended Certificate also provides that no Alien or Aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all of the shares of our capital stock outstanding and entitled to vote at any time and from time to time. The percentage, however, is 20% in the case of our subsidiaries which are direct holders of FCC licenses. In addition, the Amended Certificate provides that no Alien shall be qualified to act as our officer and no more than 25% of the total number of our directors at any time may be Aliens. The Amended Certificate further gives our board of directors all power necessary to administer the above provisions.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations (and, to the extent set forth below, certain U.S. federal estate tax considerations for non-U.S. holders, as defined below) relating to the ownership, conversion and disposition of the notes and the ownership and disposition of class A common stock into which the notes may be converted but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect or in existence as of the date of this prospectus supplement and all of which may at any time be repealed, revoked or modified or subject to differing interpretations so as to result in U.S. federal income or estate tax consequences different from those set forth below, possibly with retroactive effect. We have not sought, nor do we intend to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary. Accordingly, we can provide no assurance that the IRS will agree with such statements and conclusions or, if the IRS were to challenge any such statements or conclusions, a court would not agree with the IRS.

This summary applies only to beneficial owners of the notes that purchase the notes in this offering for a price equal to their issue price (as described below under “—Consequences to U.S. Holders—Accrual of Interest”) and that hold the notes and any class A common stock into which the notes are converted as capital assets. This summary does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction, the alternative minimum tax provisions of the Code or, except as discussed below, any U.S. federal estate or gift tax rules. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•       banks, insurance companies or other financial institutions;

•       controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts, and shareholders of such entities that hold the notes;

•       entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•       dealers and traders in securities or currencies;

•       foreign persons or entities, except to the extent specifically set forth below;

•       S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal tax income purposes, and beneficial owners of such entities that hold the notes;

•       certain former citizens or long-term residents of the United States;

•       U.S. holders, as defined below, whose functional currency is not the U.S. dollar; and

•       persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the notes or class A common stock into which the notes have been converted, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your own tax advisor.

You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the ownership, conversion and disposition of the notes and class A common stock received on conversion of the notes arising under the federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Classification of the Notes

We assume that the notes will be treated as indebtedness for U.S. federal income tax purposes that is subject to the special Treasury regulations governing contingent payment debt instruments, which we refer to as the Contingent Debt Regulations. Under the indenture governing the notes, we agree and, by acceptance of a note or a beneficial interest in a note, each holder and beneficial owner of a note will be deemed to have agreed, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the Contingent Debt Regulations in the manner described below in the absence of a change in law requiring contrary treatment. In addition, under the indenture, we and each holder and beneficial owner of a note agree, in the absence of an administrative determination or judicial ruling to the contrary, to be bound by our application of the Contingent Debt Regulations to the notes, including our determination of the projected payment schedule described below, and the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes. Further, by acceptance of a note or a beneficial interest in a note, each holder and beneficial owner of a note will be deemed to have agreed to treat the cash and the fair market value of any class A common stock received on conversion of a note as a contingent payment under the Contingent Debt Regulations.

No authority directly addresses all aspects of the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The IRS has issued both Revenue Ruling 2002-31 and Notice 2002-36 addressing the U.S. federal income tax classification and treatment of an instrument similar, although not identical, to the notes, and concluded that the instrument addressed in that published guidance was subject to the Contingent Debt Regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instrument addressed in that published guidance. However, the applicability of Revenue Ruling 2002-31 to any particular instruments, such as the notes, is uncertain. Further, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no rulings have been or will be sought from the IRS or a court with respect to any of the tax consequences discussed below. The IRS may take contrary positions and, accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and tax consequences described below. Any differing treatment could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the notes or any class A common stock received on conversion of a note. In particular, a beneficial owner of the notes might be required to accrue interest income at a lower rate, might not recognize income, gain or loss on conversion of the notes and might recognize capital gain or loss upon a taxable disposition of the notes. Accordingly, all prospective purchasers of the notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the ownership, conversion and disposition of the notes and the class A common stock (including any possible differing treatments of the notes) in light of their particular situations.

In addition, there have been various legislative proposals in the United States Congress that, if passed into law, may affect the treatment of the notes for U.S. federal income tax purposes. Whether any such proposal will become law is uncertain.

The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the Contingent Debt Regulations as described below and in accordance with the aforementioned agreements and our determinations, and does not discuss any possible differing treatments of the notes.

Consequences to U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes or any class A common stock received on conversion of the notes. Certain consequences to non-U.S. holders of the notes or class A common stock received on conversion of the notes are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of the notes or any class A common stock received on conversion of the notes that is:

•       an individual citizen or resident of the United States;

•       a corporation or other entity classified as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•       an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of the Code) or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a “United States person” (within the meaning of the Code).

Accrual of Interest

Under the Contingent Debt Regulations, actual cash payments on the notes, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

•       require you, regardless of your usual method of tax accounting, to use the accrual method of accounting to account for interest with respect to the notes;

•       require you to accrue and include in your gross income each year interest income on the notes at the comparable yield described below, which generally will be substantially in excess of the cash interest payments (both fixed and contingent) actually received by you; and

•       generally result in any gain or loss on the sale, exchange, conversion, repurchase or redemption of the notes being treated as ordinary interest income or ordinary loss, respectively (in the case of any loss, to the extent such loss does not exceed your prior inclusions of interest on the notes).

You will be required to accrue an amount of ordinary interest income, for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•       the product of (i) the adjusted issue price, as defined below, of the notes as of the beginning of the accrual period and (ii) the comparable yield, as defined below, of the notes, adjusted for the length of the accrual period;

•       divided by the number of days in the accrual period; and

•       multiplied by the number of days during the accrual period that you held the notes.

The issue price of a note will be the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by the amount of any interest previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (contingent and noncontingent) previously scheduled to be made with respect to the notes under the projected payment schedule described below (regardless of whether any such projected contingent payments were actually made and regardless of the amount of any contingent payments previously actually made).

Under the Contingent Debt Regulations, you will be required to include interest in your gross income for each taxable year you hold the notes, regardless of your usual method of tax accounting, based on the comparable yield of the notes. In accordance with the method prescribed by the Contingent Debt Regulations, we have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we could issue a fixed-rate, nonconvertible debt instrument with no contingent payments but with terms and conditions otherwise similar to those of the notes. Accordingly, we have determined that the comparable yield is an annual rate of 7.79% per annum, compounded semi-annually.

We are required to furnish to you the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule that includes the noncontingent interest payments on the notes and estimates of the amount and timing of contingent interest payments and the amount of the payment upon maturity on the notes taking into account the projected fair market value of the class A common stock and cash that might be paid upon a conversion of the notes. In this regard, the amount of cash and the fair market value of any class A common stock received by you upon conversion of a note will be treated for this purpose as a single contingent payment. The payments set forth on the projected payment schedule must produce a yield on the notes equal to the comparable yield. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under “Where You Can Find Additional Information” in this prospectus supplement. By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you generally must use the comparable yield and the schedule of projected payments in determining your interest accruals, and the adjustments thereto described below, in respect of the notes.

Our determinations of the comparable yield and projected payment schedule are not binding on the IRS. The precise manner of determining the comparable yield is not entirely clear. There can be no assurance that the IRS will not successfully challenge our determination of the comparable yield or the projected payment schedule. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, in such event or in the event the IRS successfully challenged our projected payment schedule, the projected payment schedule could differ materially from the projected payment schedule provided by us. In any such case, the timing and amount of interest accruals on the notes could be significantly affected.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on the notes or the value at any time of the class A common stock into which the notes may be converted.

Adjustments to Interest Accruals on the Notes

If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference for U.S. federal income tax purposes. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional interest income recognized by you in such taxable year. For these purposes, the actual contingent payments in a taxable year will also include the fair market value of property received in that year, including the fair market value of any class A common stock received upon a conversion. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate are less than the total amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

•       first, the negative adjustment will reduce the amount of interest income that you would otherwise be required to include in your gross income with respect to the notes in the taxable year;

•       second, to the extent the negative adjustment exceeds the amount of interest income with respect to the notes required to be included in your gross income in the current taxable year, the negative adjustment will be treated as ordinary loss to the extent of your total prior interest inclusions with respect to the notes, reduced to the extent such prior interest inclusions with respect to the notes were previously offset by prior negative adjustments; and

•       third, to the extent any portion of the negative adjustment remains, it will be treated as a regular negative adjustment in the succeeding taxable year or, if the remaining negative adjustment is not used by the time you dispose of your notes, it will reduce the amount you realize on the sale, exchange, conversion, redemption or repurchase of your notes.

Any net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Under the Contingent Debt Regulations, special rules will apply if the amount of a contingent payment on a note becomes fixed more than six months prior to the due date of the payment. Generally, in this case, you would be required to make adjustments at the time the payment becomes fixed to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment, and no adjustments would be required when the payment is actually made. Your tax basis and adjusted issue price in the note would also be affected. It is uncertain whether these special rules will apply to payments of contingent interest on the notes. You are urged to consult your tax advisor concerning the possible application of these special rules to the notes.

Sale, Exchange, Conversion, Redemption or Repurchase of the Notes

Upon the sale, exchange, conversion, redemption or repurchase of a note, you will recognize gain or loss equal to the difference between (i) the amount you receive (including the amount of cash and the fair market value of our class A common stock received, if any), reduced by any net negative adjustment carried forward (as described above) and (ii) your adjusted tax basis in the notes. As mentioned above, the amount of cash and the fair market value of any class A common stock received by you upon conversion of a note will be treated as a contingent payment for this purpose and, under the indenture, by acceptance of a note or a beneficial interest in a note, you will be deemed to have agreed to so treat the cash and the fair market value of any such common stock. Any gain you recognize upon the sale, exchange, conversion, redemption or repurchase of a note generally will be treated as ordinary interest income. This differs from the tax rules applicable to convertible debt instruments that are not subject to the Contingent Debt Regulations. Any loss you recognize will be treated as ordinary loss to the extent of your prior net interest inclusions with respect to the note. Any loss in excess of that amount will be treated as capital loss, which will be long-term capital loss if you held the note for more than one year at the time of the sale, exchange, conversion, redemption or repurchase of the note. The deductibility of capital losses is subject to limitations. If a capital loss from the sale, exchange, conversion, redemption or repurchase of the notes meets certain thresholds, which are generally $10 million for corporate U.S. holders, other than S corporations, and $2 million for other U.S. holders, you may be required to file a disclosure statement with the IRS.

Special rules apply in determining the tax basis of a note. Your basis in a note will generally equal your original purchase price for the note, increased by interest you previously accrued on the note (determined without taking into account any adjustments to interest accruals, as described above) and reduced by the projected amount of any payments (contingent and noncontingent) previously scheduled to be made on the note under the projected payment schedule described above (regardless of whether any such projected contingent payments were actually made and regardless of the amount of any such contingent payments previously actually made).

Your tax basis in class A common stock, if any, received upon conversion of a note will equal the then current fair market value of that common stock. Your holding period for the class A common stock received will likely commence on the day after the date of conversion.

If you convert your notes between a record date for an interest payment and the next interest payment date and consequently receive a payment of cash interest or contingent interest, as described in “Description of Notes—Interest”, you should consult your own tax advisor concerning the appropriate treatment of such payments.

Conversion Rate Adjustments

Under certain circumstances described under the heading “Description of Notes—Conversion of Notes” above, the conversion rate of the notes may be adjusted. The U.S. federal income tax consequences to U.S. holders of such a conversion rate adjustment is unclear.

U.S. holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received potentially taxable distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of class A common stock. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to our stockholders, may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you might be deemed to have received constructive distributions includible in your income in the manner described below under “—Dividends” even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment might also result in a constructive taxable distribution to you. The amount of any constructive distribution taxable to you as a dividend would increase your tax basis in the notes.

Alternatively, a conversion rate adjustment might be viewed as not resulting in a deemed distribution to U.S. holders in any circumstance on the basis that the application of the deemed distribution rules is inconsistent with application of the Contingent Debt Regulations, which already treat any additional cash or shares of our class A common stock received by you on conversion of the notes as a result of such an adjustment as a contingent payment.

Assumption of our Obligations under the Notes; Additional Repurchase Dates

Under certain circumstances described under the heading “Description of Notes—Consolidation, Merger, Sale of Assets,” our obligations under the notes and the indenture may be assumed by another person. In addition, as described under the heading “Description of Notes—Repurchase of Notes at Your Option,” we are permitted under the terms of the indenture to add additional dates on which you would have the right to require us to repurchase the notes. An assumption by another person of our obligations under the notes and the indenture or the addition of dates on which you would have the right to require us to repurchase the notes might be deemed for U.S. federal income tax purposes to be an exchange by you of the notes for new notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to you. You should consult you own tax advisor regarding the tax consequences of such an assumption or such additional repurchase dates.

Dividends

Distributions, if any, made on our class A common stock held by you as a result of the conversion of your notes generally will be included in your gross income as ordinary dividend income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the class A common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a non-corporate U.S. holder in taxable years beginning before January 1, 2011 generally will be taxed at the applicable capital gains rate provided that the U.S. holder satisfies certain holding period and other requirements (which requirements might not be considered to be satisfied in the case of the portion of any constructive distribution (described above) that is treated as a dividend). Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to satisfaction of applicable requirements (which requirements might not be considered to be satisfied in the case of the portion of any constructive distribution (described above) that is treated as a dividend).

Sale or Exchange of Class A Common Stock

Upon the sale or exchange of our class A common stock held by you as a result of the conversion of your notes, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the class A common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the class A common stock is more than one year at the time of the sale or exchange. Your adjusted tax basis and holding period in class A common stock received as a result of the conversion of your notes are determined as discussed above under “—Sale, Exchange, Conversion, Redemption or Repurchase of the Notes.” Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with interest accruals and payments on the notes, our class A common stock and the proceeds from a sale or other disposition of the notes or our class A common stock. A U.S. holder may be subject to U.S. backup withholding tax, currently at a rate of 28%, on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of the notes. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of the notes that is not a U.S. holder and is not a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entity.

Payments with Respect to, and Conversion or Disposition of, the Notes

Subject to the discussions below under “—Constructive Dividends” and “Backup Withholding and Information Reporting”, if you are a non-U.S. holder, all payments of principal and interest made to you on the notes (including amounts taken into account as interest under the accrual rules described above under “Consequences to U.S. Holders”), and any gain realized on a sale, exchange, redemption, conversion or repurchase of the notes (other than any portion of the gain that is attributable to increases in the conversion rate on account of increases in the dividend rate on our class A common stock), generally will not be subject to U.S. federal income tax (including withholding thereof), provided that:

•       you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury regulations thereunder;

•       you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•       you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•       such payments (and amounts) and gain are not effectively connected with your conduct of a trade or business in the United States;

•       the notes and our class A common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code;

•       we are not a “United States real property holding corporation” (“USRPHC”) under Section 897 of the Code; and

•       you provide us or our paying agent with your name and address and a certification under penalties of perjury that you are not a “United States person” as defined under the Code, which certification may be made on an IRS Form W-8BEN or successor form, or you hold your notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury regulations.

We believe that we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities. Prospective investors should consult their own tax advisors regarding the certification requirements for non-U.S. holders.

If all the conditions described in the bullet points above are not met, you generally will be subject to the 30% U.S. federal withholding tax with respect to payments of interest, including contingent interest and payments treated as interest, on the notes, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN or successor form claiming an exemption from or reduction in this withholding tax under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI or successor form stating that interest income recognized by you on the notes is not subject to withholding tax because it is effectively connected with your conduct of a U.S. trade or business. Regardless of whether the conditions described in the bullet points above are met, you may be subject to the 30% U.S. federal withholding tax (or lower treaty rate) with respect to the portion of any gain realized by you on the sale, exchange, redemption, conversion or repurchase of the notes attributable to increases in the conversion rate on account of increases in the dividend rate on our class A common stock because such payments may be considered “contingent interest” (i.e., amounts determined by reference to dividends) under the “portfolio interest” rules and therefore not eligible for the “portfolio interest” withholding exemption. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisor concerning application of this withholding tax to you and the possibility of your obtaining an exemption from or reduction in this withholding tax or a refund of any excess amounts withheld.

If you are engaged in a trade or business in the United States and any interest income on your notes and/or gain realized on a sale, exchange, redemption, conversion or repurchase of your notes is effectively connected with your conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you), you generally will be subject to U.S. federal income tax on that interest income and/or gain on a net income basis at the applicable individual or corporate rates in the same manner as if you were a U.S. holder, as described above, although you will be exempt from the 30% withholding tax if the certification requirements described above are satisfied. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30%, or such lower rate as may be prescribed under an applicable U.S. income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest income on your notes and any gain realized on a sale, exchange, redemption, conversion or repurchase of the notes that is effectively connected income will be included in your earnings and profits.

Sale or Exchange of Class A Common Stock

Any gain that you recognize on the sale or exchange of our class A common stock held by you as a result of the conversion of your notes generally will not be subject to U.S. federal income tax unless:

•       the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you;

•       you are an individual who is present in the United States for 183 days or more in the taxable year of sale or exchange and certain conditions are met; or

•       we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held such common stock.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable individual or corporate rates in the same manner as if you were a U.S. holder, as described above (unless an applicable income tax treaty provides otherwise). If you are a corporation, then any such effectively connected gain recognized by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable U.S. income tax treaty. If you are an individual described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

As noted above, we do not believe that we are currently, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. Even if we were, or were to become a USRPHC, the tax relating to stock in a USRPHC generally will not apply to you if you held, directly and indirectly, at all times during the applicable period, five percent or less of our class A common stock and our class A common stock was regularly traded on an established securities market.

Dividends

Distributions, if any, made on our class A common stock held by you as a result of the conversion of your notes will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes.

The gross amount of any such dividends generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Any such dividends that are effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by you will not be subject to this withholding tax, but instead will be subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder, as described above (unless an applicable income tax treaty provides otherwise). As discussed above under “—Payments with Respect to, and Conversion or Disposition of, the Notes,” certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

As discussed above under “—Payments with Respect to, and Conversion or Disposition of, the Notes,” a non-U.S. holder of our class A common stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Constructive Dividends

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “Consequences to U.S. Holders—Conversion Rate Adjustments” above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “—Dividends”. Withholding tax applicable to any such constructive dividend received by you may be withheld from interest, shares of class A common stock or proceeds subsequently paid or credited to you and, in such event, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

U.S. Federal Estate Tax

If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to notes owned by you at the time of your death, provided that (1) at the time of your death you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder and (2) interest on the notes would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of our class A common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

In general, you will not be subject to backup withholding and information reporting with respect to payments made to you by us or our paying agent, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of our class A common stock conducted through a U.S. broker or certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement, dated the date hereof, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and UBS Securities LLC, have agreed to purchase from us the following respective principal amount of notes listed opposite to their names below.

Name	Principal Amount of Notes
Deutsche Bank Securities Inc.	$150,000,000
UBS Securities LLC	75,000,000
J.P. Morgan Securities Inc.	45,000,000
Wachovia Capital Markets, LLC	30,000,000
Total	$300,000,000

After the initial offering of the notes, the offering price and other selling terms of the notes may from time to time be varied by the underwriters.

The following table shows the per note and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the representative’s over-allotment option to purchase additional notes.

	Without Over- Allotment Exercise	With Over- Allotment Exercise
Per note	$17.50	$17.50
Total	$5,250,000	$6,037,500

We have been advised by the underwriters that they propose to offer and sell the notes to investors at the public offering price set forth on the cover page hereto and to dealers at a price that represents a concession not in excess of 1.05% of the principal amount of the notes. Pursuant to the underwriting agreement, we have granted to the underwriters, an option to purchase within a 13-calendar day period commencing on the date of the first issuance of the notes, solely to cover over-allotments, up to $45 million aggregate principal amount of additional notes on the same terms and conditions as the original $300 million aggregate principal amount of notes that are being purchased.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

We estimate that the proceeds from this offering will be approximately $294.0 million, after deducting fees and estimated expenses, assuming the over-allotment option is not exercised. We intend to use the net proceeds of this offering to redeem a portion of the 8% senior subordinated notes due 2012 of Sinclair Television Group, Inc., our wholly-owned subsidiary. See “Use of Proceeds.” The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or automated dealer quotation system.

We have agreed that we will not offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” with respect to, or enter into any swap, derivative or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership, any shares of class A common stock or any other equity security of ours or any of our subsidiaries and securities convertible into or exchangeable or exercisable for any shares of our class A common stock or other such equity security, without the prior written consent of the representatives for a period of 60 days after the date of this prospectus supplement, except for:

•       the issuance of the notes;

•       the issuance by us of shares of class A common stock upon conversion of the notes or other convertible securities outstanding on the date of this prospectus supplement, or upon the conversion or exercise of securities outstanding on the date of this prospectus supplement;

•       the issuance by us of shares of class A common stock under plans existing on the date of this prospectus supplement; and

•       the issuance of shares of class A common stock in connection with acquisition transactions.

Our directors and  executive officers have agreed pursuant to lock-up agreements that they will not offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” with respect to, or enter into any swap, derivative or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership, any shares of class A common stock or any other equity security of ours or any of our subsidiaries and securities convertible into or exchangeable or exercisable for any shares of our class A common stock or other such equity security, without the prior written consent of the representatives, for a period of 60 days after the date of this prospectus supplement, except transfers to charitable organizations which have agreed to a lock-up for the remainder of the lock-up period and sales to satisfy tax withholding obligations arising from the vesting of restricted stock.

The 60-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives waive the extension.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•       Over-allotment involves sales by the underwriters of notes in excess of the amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the amount of notes over-allotted by the underwriters is not greater than the amount of notes that they may purchase in the over-allotment option. In a naked short position, the amount of notes involved is greater than the amount of notes in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing notes in the open market.

•       Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. If the underwriters sell more notes than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•       Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes and class A common stock or preventing or retarding a decline in the market price of the notes and class A common stock. As a result, the price of the notes and class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the websites maintained by certain of the underwriters participating in this offering. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates engage in transactions with, and perform services for, us in the ordinary course of business and have engaged and may in the future engage in commercial banking and/or investment banking transactions with us for which we have paid, and intend to pay, customary fees.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the notes, or “T+5.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes prior to their date of delivery hereunder should consult their own advisors.

LEGAL MATTERS

The validity of the notes being offered hereby and certain other legal matters regarding the notes will be passed upon for Sinclair by Thomas & Libowitz, P.A., Baltimore, Maryland, counsel to Sinclair, and by Wilmer Cutler Pickering Hale and Dorr LLP, Baltimore, Maryland, special securities counsel to Sinclair. Certain legal matters under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FCC will be passed upon for Sinclair by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004. Fried, Frank, Harris, Shriver & Jacobson LLP will rely on the opinions of Thomas & Libowitz, P.A. and Wilmer Cutler Pickering Hale and Dorr LLP for purposes of Maryland law. Basil A. Thomas, a director of Sinclair, is of counsel to Thomas & Libowitz, P.A.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

$350,000,000

Sinclair Broadcast Group, Inc.

Class A Common Stock

Debt Securities

Preferred Stock

Depositary Shares

We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Our common stock is listed on Nasdaq Stock Market’s National Market System under the symbol “SBGI”.

See “Risk Factors” beginning on page 5 of this prospectus for a discussion of risks associated with securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is  May 7, 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000 or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplements. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, unless otherwise indicated, the words “Sinclair,” “our,” “us” and “we” refer to Sinclair Broadcast Group, Inc. and its subsidiaries.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains forward looking statements. Discussions containing the forward looking statements may be found in the material set forth within this prospectus generally and in the documents incorporated herein by reference. In addition, when used in this prospectus or the documents incorporated by reference, the words “intends to,” “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward looking statements. All forward looking statements involve risks, uncertainties and contingencies, many of which are beyond the control of Sinclair, which may cause actual results, performance or achievements to differ materially and adversely from anticipated results, performances or achievements. Factors that might affect the forward looking statements include, among other things:

•       the factors described in “Risk Factors” in our Form 10-K incorporated by reference into this prospectus;

•       the impact of changes in national and regional economies;

•       higher levels of programming costs;

•       the continuing impact of the terrorist attacks on September 11, 2001 and the impact of any additional attacks which may occur;

•       our ability to attract and maintain our local and national advertising;

•       changes in the makeup of the population in the areas where our stations are located;

•       the activities of our competitors;

•       the popularity of our programming; and

•       the effects of governmental regulation of broadcasting or changes in those regulations and court actions interpreting those regulations.

All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We undertake no obligation to update forward looking statements to reflect developments or information obtained after the date on the cover page of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC’s other public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information on the operation and location of the SEC’s public reference facilities. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also review these reports and other information through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”) which is publicly available through the SEC’s World Wide Web site (http://www.sec.gov). In addition, our class A common stock is listed on the Nasdaq Stock Market’s National Market System, and material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The following documents that we filed with the SEC are incorporated by reference in this prospectus:

(a)   Our Annual Report on Form 10-K for the year ended December 31, 2001, together with the report of Arthur Andersen LLP, independent certified public accountants, on the financial statements of Sinclair Broadcast Group, Inc.;

(b)   Our Current Report on Form 8-K filed on March 5, 2002; and

(c)   The description of our capital stock set forth in our registration statement on Form 8-A filed May 17, 1995, including all amendments and reports filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the end of the offering. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included in this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits thereto and the financial statements, notes and reference facilities of the SEC referred to above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement.

We will provide without charge to each person to whom this prospectus is delivered, upon request, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the documents. Any requests should be directed to:

David B. Amy

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Hunt Valley, MD 21030

SINCLAIR BROADCAST GROUP, INC.

We are a diversified television broadcasting company that owns, provides programming and operating services pursuant to local marketing agreements (LMAs) or provides sales services pursuant to outsourcing agreements to more television stations than all but one other commercial broadcasting group in the United States. We currently own, provide programming and operating services pursuant to LMAs or provide sales services to 63 television stations in 40 markets. We currently have duopolies, where we own and operate two stations, in ten markets; own and operate a station and provide programming and operating services to a second station in nine markets; and own a station and provide or are provided sales, operational and managerial services to a second station in two markets.

We have a mid-size market focus and 47 of our 63 stations are located in television designated market areas (DMAs) that rank between 13th and 75th largest in the United States. Our television station group is diverse in network affiliation with 20 stations affiliated with Fox, 20 with The WB, eight with ABC, six with UPN, four with NBC and three with CBS. Two stations are not affiliated with any network.

We underwent rapid and significant growth from 1991 to 2000, most of which occurred prior to the end of 1999. Since 1991, we have increased the number of television stations we own or provide services to from three television stations to 63 television stations. Prior to September 1999, we also owned, operated and/or programmed up to 52 radio stations in ten markets. We sold all of our interests in radio stations in 1999 and 2000.

We are a Maryland corporation formed in 1986. Our principal offices are located at 10706 Beaver Dam Road, Hunt Valley, MD 21030, and our telephone number is (410) 568-1500.

RISK FACTORS

This offering involves a high degree of risk. You should consider carefully the risks described below, together with the other information included in or incorporated by reference into this prospectus, before investing in the securities offered by this prospectus.

Your right to receive payment on subordinated debt securities and underlying subordinated guarantees will be junior to all of our and the guarantors’ senior debt.

Unless we inform you otherwise in the applicable prospectus supplement, subordinated debt securities offered by this prospectus will be general unsecured obligations, junior in right of payment to all of our and any guarantor’s existing and future senior debt, including obligations under our amended and restated bank credit agreement. Unless provided otherwise in the applicable prospectus supplement, subordinated debt securities will not be secured by any of our or any guarantors’ assets, and as such will be effectively subordinated to any secured debt that we or any guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt. Unless we inform you otherwise in the applicable prospectus supplement, if we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of subordinated debt securities and any guarantees will be entitled to be paid in full in cash or cash equivalents or in any other manner acceptable to holders of senior debt from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the subordinated debt securities or under the affected guarantees. In any of the foregoing events, we cannot assure you that we or any guarantor would have sufficient assets to pay amounts due on the subordinated debt securities or the related guarantees. As a result, holders of subordinated debt securities may receive less, proportionally, than the holders of debt that is senior to the subordinated debt securities and any guarantees thereof. Unless we inform you otherwise in the applicable prospectus supplement, the subordination provisions of the indenture will also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt.

The guarantees may be released under certain circumstances.

Unless we inform you otherwise in the applicable prospectus supplement, any guarantee of a guarantor, if granted, may be released at any time if we sell, exchange or transfer the stock of that guarantor or substantially all of the assets of that guarantor to a non-affiliate. Unless we inform you otherwise in the applicable prospectus supplement, under the indenture governing the debt securities, the net cash proceeds of any asset sale will be required to be applied to the repayment of any indebtedness senior to the debt securities offered hereby or to the purchase of properties and assets for use in our businesses existing on the date of the indenture or reasonably related thereto. Unless we inform you otherwise in the applicable prospectus supplement, any guarantee of any of the guarantors may also be released at such time as such guarantor no longer guarantees any of our other debt.

If debt securities are guaranteed, they may be guaranteed by less than all of our subsidiaries, and your right to receive payments on guaranteed debt securities could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

If debt securities are guaranteed by our subsidiaries, they may be guaranteed by less than all of our subsidiaries. If any non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of guaranteed debt securities will be effectively subordinated to all of the liabilities (including trade credit) of our non-guarantor subsidiaries.

Any guarantees may not be enforceable because of fraudulent conveyance laws.

The incurrence of any guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors’ unpaid creditors. Under these laws, if a court were to find that, at the time the guarantor incurred a guarantee of debt securities, the guarantor:

•       incurred the guarantee of the debt securities with the intent of hindering, delaying or defrauding current or future creditors; or

•       received less than reasonably equivalent value or fair consideration for incurring the guarantee;

and, if the guarantor:

•       was insolvent or was rendered insolvent;

•       was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•       intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then the court could avoid the guarantee of the guarantor or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you. It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

•       the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

•       the present fair salable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of ours or any guarantor whose obligation was not set aside or found to be unenforceable. We do not intend to separately obtain a solvency opinion in connection with any issuance of debt securities.

We depend on the cash flow of our subsidiaries to satisfy our obligations, including obligations under any securities offered by this prospectus.

Our operations are conducted through our direct and indirect wholly-owned subsidiaries, certain of which may guarantee the debt securities offered by this prospectus. As a holding company, we own no significant assets other than our equity in our subsidiaries, and we are dependent upon the cash flow of our subsidiaries to meet our obligations. Accordingly, our ability to make interest and principal payments when due to holders of debt securities offered by this prospectus, or dividend payments or other distributions on any preferred stock offered by this prospectus, and our ability to purchase any securities upon a change of control (if the terms of the debt securities require this) will be dependent upon the receipt of sufficient funds from our subsidiaries, which may be restricted by the terms of existing and future senior indebtedness of our subsidiaries, including the terms of existing and future guarantees of our indebtedness given by our subsidiaries. Unless we inform you otherwise in the applicable prospectus supplement, subordinated debt securities and any subsidiary guarantees effectively will be subordinated to all existing and future senior indebtedness and guarantor senior indebtedness and other liabilities and commitments of our non-guarantor subsidiaries.

You may find it difficult to sell securities offered hereby if there is no existing trading market for the securities.

There is currently no existing trading market for any securities that may be offered by this prospectus, other than shares of our Class A common stock. You may find it difficult to sell any securities offered by this prospectus because an active trading market for the securities may not develop. With respect to any securities offered by this prospectus, we may not apply for listing or quotation of the securities on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. If anyone determines to make a market in securities offered by this prospectus, they will not be obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the securities, as well as your ability to sell them, could be adversely affected.

The liquidation preference of any preferred stock offered by this prospectus or the principal amount of any debt security offered by this prospectus will not necessarily be indicative of the price at with those securities will actually trade at or after the time of the issuance, and those securities may trade at prices below their liquidation preference or principal amount. The market price can be expected to fluctuate with changes in the fixed income markets and economic conditions, the financial condition and prospects of Sinclair, and other factors that generally influence the market prices of debt and other fixed- income securities.

Shares eligible for future sale by our current stockholders may depress our share price.

As of March 31, 2002, we had outstanding 42,646,469 shares of Class A common stock and 42,724,034 shares of Class B common stock, which are convertible into a like number of shares of Class A common stock. We also had outstanding 3,450,000 shares of Series D preferred stock, which are convertible into

7,561,644 shares of Class A common stock. All of our outstanding shares of Class A common stock that are not held by affiliates are freely salable. All of our shares of Class B common stock are held by persons who may be considered affiliates of Sinclair and are eligible for resale under Rule 144 under the Securities Act, subject to the volume limitations of that rule. In addition, as of March 31, 2002, we had issued and outstanding options to purchase 7,013,858 shares of Class A common stock, and an additional 7,710,310 shares reserved for issuance upon exercise of options that may be granted in the future. All of these shares that may be issued on exercise of currently outstanding or future options have been registered for immediate resale. Sales of a substantial number of our shares of Class A common stock in the public market—or the expectation of such sales—could cause the market price of our common stock to drop.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include, but are not limited to:

•       reduction or refinancing of debt or other obligations;

•       acquisitions;

•       capital expenditures; and

•       working capital.

Pending any specific application, we may initially invest funds in short-term marketable securities, or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:

	Fiscal Year Ended December 31,
	2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges:	(a)	(a)	(a)	1.0x	1.0x

(a)   Earnings were inadequate to cover fixed charges for the years ended December 31, 2001, 2000, and 1999. Additional earnings (in thousands) of $165,194, $30,959 and $17,019 would have been required to cover fixed charges in the years ended December 31, 2001, 2000 and 1999, respectively.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. As used in this prospectus, “debt securities” means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness that we issue and a trustee authenticates and delivers under the applicable indenture. As used in this “Description of Debt Securities,” the terms “Sinclair,” “we,” “our” and “us” refer to Sinclair Broadcast Group, Inc. and do not, unless the context otherwise indicates, include our subsidiaries.

Our unsecured senior debt securities will be issued under an indenture to be entered into by us and a trustee. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and the same or another trustee. A form of the senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. A form of the subordinated debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. The following summaries of certain provisions of the indentures and the debt securities are not complete and the summaries are subject to the detailed provisions of the applicable indenture. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities. We refer to the “senior indenture” and the “subordinated indenture” as the “indenture”.

General

The debt securities will be unsecured obligations of Sinclair unless otherwise specified in the prospectus supplement. The senior debt securities will rank equally with all of our other unsecured and unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the subordinated indenture to all of our senior debt (as defined in the applicable prospectus supplement), including any senior debt securities. See “—Subordination.” We are a holding company that presently conducts our business through our subsidiaries. Most of our operating assets and the operating assets of our consolidated subsidiaries are owned by our subsidiaries and we rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debt securities should look only to our assets for payments on the debt securities, unless the debt securities are guaranteed by our subsidiaries as described in any prospectus supplement. The debt securities may be guaranteed by some or all of our subsidiaries, in which case the guarantees will, unless otherwise specified in the applicable prospectus supplement, (i) rank equal in right of payment with all other unsecured senior obligations of our subsidiaries with respect to guarantees of senior debt securities, and (ii) rank subordinate in right of payment to all unsecured senior obligations of our subsidiaries and rank equal in right of payment to all subordinated obligations of our subsidiaries with respect to guarantees of subordinated debt securities. The guarantees will be effectively subordinated in right of payment to all secured indebtedness of our subsidiaries to the extent of the value of the assets securing the indebtedness.

The indentures will not limit the aggregate amount of debt securities that may be issued thereunder. Except as otherwise provided in the applicable prospectus supplement, the indentures, as they apply to any series of debt securities, will not limit the incurrence or issuance of our other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise.

The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer, including:

(1)   the type and title of the debt securities;

(2)   any limit upon the aggregate principal amount of the debt securities;

(3)   the maturity date or dates of the debt securities, or the method of determining the date or dates;

(4)   the interest rate or rates (which may be fixed or variable) of the debt securities, or the method of calculating the rate or rates;

(5)   the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

(6)   the date or dates on which interest, if any, will be payable and the related record date or dates;

(7)   the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable or at which debt securities may be surrendered for registration of transfer or exchange;

(8)   the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars (including currency unit or units) in which, and the other terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

(9)   our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars (including currency unit or units) in which, and the other terms and conditions upon which, such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(10) the denominations of the debt securities;

(11) the currency or currency unit in which the debt securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on the debt securities will be payable and whether we or the holders of the debt securities may elect to receive payments in respect of those debt securities in a currency or currency unit other than that in which those debt securities are stated to be payable;

(12) if the amount of principal of, or any premium or interest on, the debt securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which the amounts will be determined;

(13) the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than the principal amount;

(14) provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of the events as may be specified;

(15) any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

(16) the circumstances, if any, under which we will pay additional amounts on the debt securities held by non-U.S. persons in respect of taxes, assessments or similar charges;

(17) whether the debt securities will be issued in registered or bearer form or both;

(18) the date as of which any securities of the series and any temporary global security representing outstanding securities shall be dated, if other than the original issuance date of the series of debt securities;

(19) the forms of the securities and interest coupons, if any, of the series;

(20) if other than the trustee, the identity of the registrar and any paying agent;

(21) the application, if any, of the means of defeasance or covenant defeasance as may be specified for the debt securities;

(22) whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for the global security or securities and the circumstances under which beneficial owners of interests in the global security may exchange the interests for certificated debt securities to be registered in the names of or to be held by the beneficial owners or their nominees;

(23) if the debt securities may be issued or delivered, or any installation of principal or interest payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture, the form of any certificates, documents or conditions;

(24) if other than as provided in the indenture, the person to whom any interest on any registered security of the series shall be payable and the manner in which, or the person to whom, any interest on any bearer securities of the series shall be payable;

(25) if other than as provided in the indenture, any definition to be used for the series of debt securities, including, without limitation the definition of “Unrestricted Subsidiary” to be used for that Series;

(26) in the case of the subordinated indenture, the relative degree to which debt securities shall be senior or subordinated to our other series of debt securities, and to our other indebtedness, in right of payment, whether the other series of debt securities and other indebtedness are outstanding or not;

(27) whether the debt securities are guaranteed and, if so, the identity of the guarantors and the terms of the guarantees (including whether and the extent to which the guarantees are subordinated to the other indebtedness of the guarantors);

(28) the terms, if any, upon which we may be able to redeem the debt securities prior to their maturity including the dates on which the redemptions may be made and the price at which the redemptions may be made;

(29) the terms, if any, upon which the debt securities may be converted or exchanged into or for common stock, preferred stock or other securities or property;

(30) any restrictions on the registration, transfer or exchange of the debt securities; and

(31) any other terms not inconsistent with the terms of the indentures relating to the debt securities or which may be required or advisable under the United States laws or regulations or advisable (as we determine) in connection with marketing of securities of the series.

The terms of each specific series of debt securities being offered in the prospectus supplements shall be established (1) by the resolution of the board of directors, (2) by action taken pursuant to a resolution of the board of directors and set forth, or determined in a manner provided in, an officer’s certificate (as defined in the applicable prospectus supplement) or (3) in one or more supplemental indentures.

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

The number of shares of common stock or preferred stock that will be issuable upon the conversion or exchange of any debt securities issued with conversion or exchange provisions will be adjusted to prevent dilution resulting from stock splits, stock dividends or similar or other transactions, and the nature and amount of the securities, assets or other property to be received upon the conversion or exchange of the debt securities will be changed as necessary in the event of any consolidation, merger, combination or similar transaction. The specific provisions will be set forth in the applicable prospectus supplement.

Unless we inform you otherwise in the applicable prospectus supplement, debt securities in registered form will be issued in denominations of U.S. $1,000 or any integral multiples of U.S. $1,000, and debt securities in bearer form will be issued in denominations of U.S. $5,000 or any integral multiples of U.S. $5,000. Where debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and material U.S. federal income tax considerations, applicable to any of the debt securities and to payments in respect of and transfers and exchanges of the debt securities will be described in the applicable prospectus supplement. Debt securities in bearer form will be transferable by delivery.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to any of the debt securities will be described in the applicable prospectus supplement.

If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to the issue of debt securities and the foreign currency or currency units will be set forth in the applicable prospectus supplement.

If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of debt securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

The general provisions of the indentures will not afford holders of the debt securities protection in the event we are involved in a highly leveraged transaction, restructuring, change in control, merger or similar transaction, which may adversely affect holders of the debt securities.

Payment, Registration, Transfer and Exchange

Unless we inform you otherwise in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at an office or agency maintained for that purpose, that we may designate from time to time, except that, at our option, interest payments, if any, on debt securities in registered form may be made (i) by checks mailed to the holders of debt securities at their registered addresses or (ii) by wire transfer to an account maintained by the holders of the debt securities entitled thereto as specified in the register for the applicable debt securities. Unless we inform you otherwise in the applicable prospectus supplement, each payment in respect of the debt securities shall be considered to have been made on the date the payment is due if there shall have been sent to the trustee or paying agent by wire transfer (received by no later than the business day following the due date), or the trustee or paying agent otherwise holds, on the due date sufficient funds to make the payment. Unless otherwise indicated in an applicable prospectus supplement, scheduled payments of any installment of interest on debt securities in registered form will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest.

Payment in respect of debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at paying agencies outside the United States that we may appoint from time to time. The paying agents outside the United States, if any, initially appointed for a series of debt securities will be named in the prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, we may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable in registered form, we will be required to maintain at least one paying agent in each place of payment for the series and if debt securities of a series are issuable in bearer form, we will be required to maintain at least one paying agent in a place of payment outside the United States where debt securities of the series and any coupons appertaining thereto may be presented and surrendered for payment.

Unless we inform you otherwise in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at an agency we maintain for the purpose that we may designate from time to time. Debt securities may be transferred or exchanged without service charge, although we may require a holder to pay any tax or other governmental charge imposed in connection therewith.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities. Each registered global security will be registered in the name of a depositary or a nominee for the depositary identified in the applicable prospectus supplement, will be deposited with the depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any of the other matters as may be provided for pursuant to the applicable indenture. In that case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a registered global security may not be transferred or exchanged, except as a whole between the depository and its nominee or successor, or except in the circumstances described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement.

Upon the issuance of any registered global security, and the deposit of the registered global security with or on behalf of the depositary for the registered global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the registered global security to the accounts of institutions (“participants”) that have accounts with the depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities, or by us if we directly offer and sell the debt securities. Ownership of beneficial interests in a registered global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the registered global security or by its nominee. Ownership of beneficial interests in the registered global security by persons who hold through participants will be shown on, and the transfer of the beneficial interests within the participants will be effected only through, records maintained by the participants.

So long as the depositary for a registered global security, or its nominee, is the owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt security represented by the registered global security for all purposes under each indenture. Accordingly, each person owning a beneficial interest in the registered global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any instruction or action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the instruction or action, and the participants would authorize beneficial owners owning through the participants to give or take the instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

Unless otherwise provided in a prospectus supplement, payments with respect to principal, premium, if any, and interest, if any, on the debt securities represented by a registered global security registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in “street name,” and will be the responsibility of the participants. Neither the respective trustees nor us nor any of our agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any registered global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

Unless we inform you otherwise in the applicable prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary of the registered global security and if we do not appoint a successor depositary within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, unless we inform you otherwise in the applicable prospectus supplement, we, in our sole discretion, may at any time determine not to have any of the debt securities of a series represented by one or more registered global securities and, in the event, will issue debt securities of the series in certificated form in exchange for all of the registered global securities representing the series of debt securities. The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depositary, or with a nominee for the depositary, identified in the applicable prospectus supplement. Any of the bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

Certain Covenants

The applicable prospectus supplement will describe any material covenants in respect of any series of debt securities.

Consolidation, Merger, Sale of Assets

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that we shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons, or permit any of our subsidiaries to enter into any such transaction or transactions if the transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all our properties and assets on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

(1)          either (a) we shall be the continuing corporation or (b) the person (if other than us) formed by the consolidation or into which we are merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our properties and assets on a consolidated basis (the “surviving entity”) shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and the person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all our obligations under the applicable debt securities and the indenture, and the indenture shall remain in full force and effect;

(2)          immediately before and immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

(3)          immediately after giving effect to the transaction on a pro forma basis, our consolidated net worth (as defined in the applicable indenture) (or the consolidated net worth of the surviving entity if we are not the continuing obligor under the indenture) is equal to or greater than our consolidated net worth immediately prior to the transaction;

(4)          immediately before and immediately after giving effect to the transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of the transaction with the appropriate adjustments with respect to the transaction being included in the pro forma calculation), we (or the surviving entity if we are not the continuing obligor under the indenture) could incur $1.00 of additional indebtedness under any applicable provisions of the indenture limiting incurrence of indebtedness;

(5)          each guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its guarantee shall apply to the person’s obligations under the indenture and the debt securities;

(6)          if any of our property or assets or the property or assets of any of our subsidiaries would thereupon become subject to any lien, any provisions of the indenture limiting liens are complied with; and

(7)          we or the surviving entity shall have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each to the effect that the consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to the transaction have been complied with.

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that any guarantor will not, and we will not permit any guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than with us or any other guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis to any entity (other than to us or any other guarantor) unless at the time and after giving effect thereto: (a) either (1) the guarantor shall be the continuing corporation or (2) the entity (if other than the guarantor) formed by the consolidation or into which the guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of the guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the trustee, in a form reasonably satisfactory to the trustee, all of the obligations of the guarantor under the debt securities and the indenture; (b) immediately before and immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and (c) the guarantor shall have delivered to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and the supplemental indenture comply with the indenture, and thereafter all obligations of the predecessor shall terminate.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that an event of default with respect to the debt securities of a particular series will occur under the indenture if:

(1)   there shall be a default in the payment of any interest on any debt security of that series when it becomes due and payable, and the default shall continue for a period of 30 days;

(2)   there shall be a default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

(3)   (a) there shall be a default in the performance, or breach, of any covenant or agreement of ours or any guarantor under the indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1) or (2) or in clause (b) of this clause (3)) and the default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to us by the trustee or (y) to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series; or (b) there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets;”

(4)   one or more defaults shall have occurred under any agreements, indentures or instruments under which we, any guarantor or certain subsidiaries specified in the indenture (a “restricted subsidiary”) then has outstanding indebtedness in excess of an amount specified in the applicable prospectus supplement in the aggregate and, if not already matured at its final maturity in accordance with its terms, the indebtedness shall have been accelerated;

(5)   any guarantee shall for any reason cease to be, or be asserted in writing by any guarantor or us not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the indenture and any guarantee;

(6)   one or more judgments, orders or decrees for the payment of money in excess of an amount specified in the applicable prospectus supplement, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against us, any guarantor or any restricted subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon the judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of the judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(7)   any holder or holders of at least an amount specified in the applicable prospectus supplement in aggregate principal amount of our indebtedness or indebtedness of any guarantor or any restricted subsidiary after a default under the indebtedness shall notify the trustee of the intended sale or disposition of any of our assets, or assets of any guarantor or any restricted subsidiary that have been pledged to or for the benefit of the holder or holders to secure the indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of the indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, our assets or assets of any restricted subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

(8)   there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of Sinclair, any guarantor or any restricted subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or (b) a decree or order adjudging Sinclair, any guarantor or any restricted subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of Sinclair, any guarantor or any restricted subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Sinclair, any guarantor or any restricted subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any decree or order for relief shall continue to be in effect, or any other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(9)	(a)	we, any guarantor or any restricted subsidiary commences a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent,
(b)

we, any guarantor or any restricted subsidiary consents to the entry of a decree or order for relief in respect of Sinclair, any guarantor or the restricted subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against us or them,

	(c)	we, any guarantor or any restricted subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,
(d)

we, any guarantor or any restricted subsidiary (x) consents to the filing of the petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Sinclair, any guarantor or the restricted subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing our or their inability to pay such debts generally as they become due or

	(e)	we, any guarantor or any restricted subsidiary takes any corporate action in furtherance of any of the actions in this paragraph (9).

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that if an event of default (other than as specified in clauses (8) and (9) of the prior paragraph) shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series outstanding may, and the trustee at the request of the holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all of the debt securities of the applicable series to be due and payable immediately by a notice in writing to us (and to the trustee if given by the holders of the debt securities of the applicable series); provided that so long as our bank credit agreement is in effect, the declaration shall not become effective until the earlier of (a) five business days after receipt of the notice of acceleration from the holders or the trustee by the agent under our bank credit agreement or (b) acceleration of the indebtedness under our bank credit agreement. Thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the applicable debt securities by appropriate judicial proceeding. If an event of default specified in clause (8) or (9) of the prior paragraph occurs and is continuing, then all of the debt securities of the applicable series shall become and be immediately due and payable, in an amount equal to the principal amount of the debt securities of the applicable series, together with accrued and unpaid interest, if any, to the date the debt securities become due and payable, without any declaration or other act on the part of the trustee or any holder. The trustee or, if notice of acceleration is given by the holders of the debt securities of the applicable series, the holders of the debt securities of the applicable series shall give notice to the agent under our bank credit agreement of the acceleration.

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities of the applicable series, by written notice to Sinclair and the trustee, may rescind and annul the declaration if (a) Sinclair has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest on all debt securities of the applicable series, (3) the principal of and premium, if any, on any debt securities of the applicable series which have become due otherwise than by the declaration of acceleration and interest thereon at a rate borne by the debt securities and (4) to the extent that payment of the interest is lawful, interest upon overdue interest at the rate borne by the debt securities; and (b) all events of default, other than the non-payment of principal of the debt securities which have become due solely by the declaration of acceleration, have been cured or waived.

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that the holders of not less than a majority in aggregate principal amount of the debt securities of the applicable series outstanding may on behalf of the holders of all of the debt securities of the applicable series waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any debt security, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security outstanding.

Unless specified otherwise in the applicable prospectus supplement, each indenture will provide that the we are also required to notify the trustee within five business days of the occurrence of any default. Unless we inform you otherwise in the applicable prospectus supplement, we are required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred. Unless we inform you otherwise in the applicable prospectus supplement, the trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the debt securities unless the holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become our creditor or a creditor of any guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any of the claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default or else resign.

Reference is made to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of the original issue discount securities upon the occurrence of an event of default and the continuation thereof.

Modifications and Amendments

Unless otherwise specified in the applicable prospectus supplement, modifications and amendments of the indenture may be made by us, any guarantor, and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of all series affected by the modification or amendment affected thereby:

(1)         change the stated maturity of the principal of, or any installment of interest on, any debt security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

(2)         reduce the percentage in principal amount of outstanding debt securities of a series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults or with respect to any guarantee;

(3)         modify any provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding debt securities required for the actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

(4)         except as otherwise permitted under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by any guarantor of us of any of its rights and obligations under the indenture; or

(5)         amend or modify any provisions of the indenture relating to the subordination of the debt security or any guarantee in any manner adverse to the holders of the debt securities or any guarantee.

Unless we inform you otherwise in the applicable prospectus supplement, modifications and amendments of each indenture may be made by the trustee and us without the consent of the holders to:

(1)         cause each indenture to be qualified under the Trust Indenture Act or to add provisions expressly required under the Trust Indenture Act;

(2)         evidence the succession of another person to Sinclair, any guarantor or other obligor on the debt securities and the assumption by any successor of our covenants or the covenants of any guarantor or other obligor on the debt securities under the indenture and in the debt securities of any series;

(3)         add to our covenants for the benefit of the holders or an event of default to all or any series of debt securities, or surrender any right or power conferred upon us;

(4)         secure the debt securities;

(5)         to add to or change any provisions to the extent necessary to facilitate the issuance or administration of debt securities in bearer form or facilitate the issuance or administration of debt securities in global form;

(6)         to change or eliminate any provision affecting only debt securities not yet issued;

(7)         to establish the form or terms of debt securities of any series;

(8)         to evidence and provide for successor trustees or to add or change any provisions of the indenture to the extent necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

(9)         to permit payment in respect of debt securities in bearer form in the United States to the extent allowed by law;

(10)  to make provision with respect to any conversion or exchange rights of holders not adverse to the holders of any debt securities of any series then outstanding with such conversion or exchange rights, which provision directly affects any such series; including providing for the conversion or exchange of debt securities into common stock or preferred stock;

(11)  cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture; provided, however, that no modifications or amendment may adversely affect the interest of holders of debt securities of any series then outstanding in any material respect; or

(12)  if a debt security of any series is guaranteed, to add a guarantor pursuant to the requirements of the indenture.

The holders of a majority in aggregate principal amount of the debt securities of a series may waive compliance with certain restrictive covenants and provisions of the indenture with respect to that series.

Subordination

Unless we inform you otherwise in the applicable prospectus supplement, the payment of principal of, premium on, if any, and interest on any subordinated debt securities will be subordinated in right of payment, as set forth in the applicable subordinated indenture, to the prior payment in full of all senior debt (as defined in the applicable prospectus supplement), whether outstanding on the date of the subordinated indenture or thereafter incurred.

Unless we inform you otherwise in the applicable prospectus supplement, during the continuance of any default in the payment of any designated senior debt (as the term is defined in the applicable prospectus supplement) no payment (other than payments previously made pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) or distribution of any of our assets of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the subordinated debt securities or on account of the purchase, redemption, defeasance or other acquisition of, the subordinated debt securities unless and until the default has been cured, waived or has ceased to exist or the designated senior debt (as the term is defined in the applicable prospectus supplement) shall have been discharged or paid in full in cash or cash equivalents or in any other form acceptable to the holders of senior debt.

Unless we inform you otherwise in the applicable prospectus supplement, during the continuance of any non-payment default with respect to any designated senior debt pursuant to which the maturity thereof may be accelerated and after the receipt by the trustee and us from a representative of the holder of any designated senior debt of a written notice of the default, no payment (other than payments previously made pursuant to the provisions described under “—Defeasance or Covenant Defeasance of Indenture”) or distribution of any of our assets of any kind or character (excluding certain permitted equity or subordinated securities) may be made by us on account of the principal of, premium, if any, or interest on, the subordinated debt securities or on account of the purchase, redemption, defeasance or other acquisition of, the subordinated debt securities for the period specified below (the “payment blockage period”).

Unless we inform you otherwise in the applicable prospectus supplement, the payment blockage period shall commence upon the receipt of notice of the non-payment default by the trustee and Sinclair from a representative of the holders of any designated senior debt and shall end on the earliest of (1) the first date on which more than 179 days shall have elapsed since the receipt of the written notice (provided the designated senior debt as to which notice was given shall not theretofore have been accelerated), (2) the date on which the non-payment default (and all non-payment defaults as to which notice is given after the payment blockage period is initiated) are cured, waived or ceased to exist or on which the designated senior debt is discharged or paid in full in cash or cash equivalents or in any other form acceptable to the holders of designated senior debt or (3) the date on which the payment blockage period (and all non-payment defaults as to which notice is given after the payment blockage period is initiated) shall have been terminated by written notice to us or the trustee from the representative of holders of designated senior debt initiating the payment blockage period, after which, in the case of clauses (1), (2) and (3), we shall promptly resume making any and all required payments in respect of the subordinated debt securities, including any missed payments. In no event will a payment blockage period extend beyond the 179 days from the date of the receipt by us or the trustee of the notice initiating the payment blockage period. Any number of notices of non-payment defaults may be given during the 179-day period; provided that during any 365-day consecutive period only one payment blockage period during which payment of principal of, or interest on, the subordinated debt securities may not be made may commence and the duration of the payment blockage period may not exceed 179 days. No non-payment default with respect to designated senior debt which existed or was continuing on the date of the commencement of any payment blockage period will be, or can be, made the basis for the commencement of a second payment blockage period, whether or not within a period of 365 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

Unless we inform you otherwise in the applicable prospectus supplement, if we fail to make any payment on subordinated debt securities when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, the failure would constitute an event of default under the indenture and would enable the holders of the subordinated debt securities to accelerate the maturity thereof. See “—Events of Default.”

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our assets, or any liquidation, dissolution or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities, all senior debt must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of senior debt, or provision made for the payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the subordinated debt securities.

By reason of the subordination, in the event of liquidation or insolvency, our creditors who are holders of senior debt may recover more, ratably, than the holders of the subordinated debt securities, and funds which would be otherwise payable to the holders of the subordinated debt securities will be paid to the holders of the senior debt to the extent necessary to pay the senior debt in full in cash or cash equivalents or in any other manner acceptable to the holders of senior debt, and we may be unable to meet its obligations fully with respect to the subordinated debt securities.

To the extent provided in the applicable prospectus supplement, any guarantee of subordinated debt securities by a guarantor will be an unsecured subordinated obligation of the guarantor, ranking on an equal basis with, or senior in right of payment to, all other existing and future indebtedness of the guarantor that is expressly subordinated to “guarantor senior debt” (as defined in the applicable indenture). To the extent provided in the applicable prospectus supplement, indebtedness evidenced by the guarantees will be subordinated to guarantor senior debt to the same extent as the subordinated debt securities are subordinated to senior debt and during any period when payment on the subordinated debt securities is blocked by designated senior debt, payment on the guarantees will be similarly blocked.

Defeasance or Covenant Defeasance of Indenture

Unless we inform you otherwise in the applicable prospectus supplement, each indenture will provide that we may, at our option, at any time, elect to have our and the obligations of each of the guarantors (if any) and any other obligor upon the debt securities discharged with respect to the outstanding debt securities of an applicable series (“defeasance”). The defeasance means that we, each of the guarantors (if any) and any other obligor under the indenture shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of the series, except for

(1)         the rights of holders of outstanding debt securities to receive payments in respect of the principal of, premium, if any, and interest on the debt securities when the payments are due,

(2)         our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)         the rights, powers, trusts, duties and immunities of the trustee, and

(4)         the defeasance provisions of the indenture. In addition, we may, at our option and at any time, elect to have our obligations and the obligations of any guarantor released with respect to certain covenants that are described in the indenture (“covenant defeasance”) and any omission to comply with the obligations shall not constitute a default or an event of default with respect to the debt securities of the applicable series. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any guarantee, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an event of default with respect to the notes.

Unless we inform you otherwise in the applicable prospectus supplement, in order to exercise either defeasance or covenant defeasance,

(1)         we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in the amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of, premium, if any, and interest on the applicable debt securities on the stated maturity of the principal or installment of principal or interest (or on the “Defeasance Redemption Date” as defined in the applicable prospectus supplement), if when exercising either defeasance or covenant defeasance, we have delivered to the trustee an irrevocable notice to redeem all of the outstanding debt securities of the applicable series on the Defeasance Redemption Date;

(2)         in the case of defeasance, we shall have delivered to the trustee an opinion of independent counsel in the United States stating that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of issuance of the applicable debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of independent counsel in the United States shall confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

(3)         in the case of covenant defeasance, we shall have delivered to the trustee an opinion of independent counsel in the United States to the effect that the holders of the applicable debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

(4)         no default or event of default shall have occurred and be continuing on the date of the deposit or insofar as clause (7) or (8) under the first paragraph under “—Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(5)         the defeasance or covenant defeasance shall not cause the trustee for the applicable debt securities to have a conflicting interest with respect to any of our securities or securities of any guarantor;

(6)         the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any guarantor is a party or by which it is bound;

(7)         we shall have delivered to the trustee an opinion of independent counsel to the effect that (A) the trust funds will not be subject to any rights of holders of senior debt or guarantor senior debt, including, without limitation, those arising under the indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(8)         we shall have delivered to the trustee an officers’ certificate stating that we did not make the deposit with the intent of preferring the holders of the debt securities or any guarantee over our other creditors or the other creditors of any guarantor with the intent of defeating, hindering, delaying or defrauding our creditors, or the creditors of any guarantor or others;

(9)         no event or condition shall exist that would prevent us from making payments of the principal of, premium, if any, and interest on the debt securities on the date of the deposit or at any time ending on the 91st day after the date of the deposit; and

(10)  we shall have delivered to the trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Notices

Unless we inform you otherwise in the applicable prospectus supplement, notices to holders of registered debt securities will be given by mail to the addresses of the holders as they may appear in the register.

Owner of Debt Securities

Unless otherwise provided in the applicable prospectus supplement relating to the debt securities of a particular series, the trustees, any agent of ours, any agent of the trustees, and we may treat the person in whose name a debt security in registered form is registered, and may treat the bearer of a debt security in bearer form, as the absolute owner thereof (whether or not the debt security may be overdue) for the purpose of receiving payment and for all other purposes.

Governing Law

Unless we inform you otherwise in the applicable prospectus supplement, the indenture, the debt securities and any guarantees will be governed by the laws of the State of New York.

The Trustee

The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Each indenture will contain certain limitations on the right of a trustee thereunder, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise.

The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for the series.

In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is known to the trustee under the indenture, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to these provisions, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

DESCRIPTION OF CAPITAL STOCK

General

We currently have two classes of common stock, each having a par value of $.01 per share, and two classes of issued and outstanding preferred stock, also with a par value of $.01 per share.

The following summary of our capital stock does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation (the “Amended Certificate”). The Amended Certificate is an exhibit to the registration statement of which this prospectus is a part and is available as set forth under “Available Information.”

The Amended Certificate authorizes us to issue up to 500,000,000 shares of Class A common stock, par value $.01 per share, 140,000,000 shares of Class B common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of March 31, 2002, 85,370,503 shares of common stock, consisting of 42,646,469 shares of Class A common stock and 42,724,034 shares of Class B common stock, were issued and outstanding, 2,062,000 shares of Series C preferred stock were issued and outstanding and 85,370,503 shares of Series D preferred stock were issued and outstanding.

Common Stock

The rights of the holders of the Class A common stock and Class B common stock are substantially identical in all respects, except for voting rights and the right of Class B common stock to convert into Class A common stock. The holders of the Class A common stock are entitled to one vote per share. The holders of the Class B common stock are entitled to ten votes per share except as described below. The holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by the general corporation laws of the State of Maryland (“Maryland General Corporation Law”). Except for transfers to a permitted transferee (generally, related parties of David D. Smith, Frederick G. Smith, J. Duncan Smith or Robert E. Smith (whom we refer to as the controlling stockholders), any transfer of shares of Class B common stock held by any of the controlling stockholders will cause the shares to be automatically converted to Class A common stock. In addition, if the total number of shares of common stock held by the controlling stockholders falls to below 10% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be classified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by the holders of the Class A common stock must be identical to that received by the holders of the Class B common stock, except that in any transaction in which shares of a third party’s common stock are distributed in exchange for Sinclair’s common stock, the shares may differ as to voting rights to the extent that the voting rights now differ among the classes of common stock.

The holders of Class A common stock and Class B common stock will vote as a single class, with each share of each class entitled to one vote per share, with respect to any proposed (a) ”going private” transaction; (b) sale or other disposition of all or substantially all of our assets; (c) sale or transfer which would cause a fundamental change in the nature of our business; or (d) merger or consolidation of our Company in which the holders of our common stock will own less than 50% of the common stock following the transaction. A “going private” transaction is defined as any “Rule 13e-3 transaction,” as the term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between us and (1) the controlling stockholders, (2) any affiliate of the controlling stockholders, or (3) any group of which the controlling stockholders are an affiliate or of which the controlling stockholders are a member. An “affiliate” is defined as (1) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under the common control of the controlling stockholders; (2) any corporation or organization (other than us or one of our majority-owned subsidiaries) of which any of the controlling stockholders is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities or in which any of the controlling stockholders has a substantial beneficial interest; (3) a voting trust or similar arrangement pursuant to which the controlling stockholders generally control the vote of the shares of common stock held by or subject to any trust or arrangement; (4) any other trust or estate in which any of the controlling stockholders has a substantial beneficial interest or as to which any of the controlling stockholders serves as a trustee or in a similar fiduciary capacity; or (5) any relative or spouse of the controlling stockholders or any relative of the spouse who has the same residence as any of the controlling stockholders.

Under Maryland General Corporation Law, the holders of common stock are entitled to vote as a separate class with respect to any amendment of the Amended Certificate that would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class, or modify or change the powers, preferences or special rights of the shares of the class so as to affect the class adversely.

Our stockholders have no preemptive rights or other rights to subscribe for additional shares, except that the Class B common stock is convertible into Class A common stock by the holders thereof. Except as described in the prior sentence, no shares of any class of common stock have conversion rights or are subject to redemption. Subject to the rights of any outstanding preferred stock which may be hereafter classified and issued, holders of common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of funds legally available therefor and to share, regardless of class, equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of Sinclair. Under our bank credit agreement, the existing indentures, the terms of the Series C preferred stock and certain of our other debt, our ability to declare common stock dividends is restricted.

Existing Preferred Stock

Series C Preferred Stock.   As of March 31, 2002, we have issued and outstanding 2,062,000 shares of Series C preferred stock, all of which shares are held by KDSM, Inc., one of our wholly-owned subsidiaries. Each share of Series C preferred stock has a liquidation preference (the “liquidation amount”) of $100 plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to the date of payment. KDSM, Inc. purchased the Series C preferred stock from the proceeds of $206,200,000 aggregate principal amount of 11 5/8% Senior Debentures due 2009 (the “KDSM Senior Debentures”), all of which are held by Sinclair Capital, a trust, all of the common securities of which are held by KDSM, Inc. The obligations of KDSM, Inc. under the KDSM Senior Debentures are secured by the Series C preferred stock. The trust purchased the KDSM Senior Debentures with the proceeds of $200 million aggregate liquidation value of 11 5/8% High Yield Trust Offered Preferred Securities (the “preferred securities”) plus the proceeds of the issuance to KDSM, Inc. of $6.2 million of common securities of the trust. Sinclair has guaranteed the obligations under the preferred securities, on a junior subordinated basis in an amount equal to the lesser of (a) the full liquidation preference plus accumulated and unpaid dividends to which the holders of the preferred securities are lawfully entitled, and (b) the amount of the trust’s legally available assets remaining after the satisfaction of all claims of other parties which, as a matter of law, are prior to those of the holders of the preferred securities. Sinclair has also agreed to fully and unconditionally guarantee the payment of the KDSM Senior Debentures on a junior subordinated basis if and effective as of the time the KDSM Senior Debentures are distributed to holders of the preferred securities in certain circumstances.

The Series C preferred stock has a maturity date of March 15, 2009, and will be mandatorily redeemable on its maturity date. With respect to dividend rights and rights upon liquidation, winding-up and dissolution of Sinclair, the Series C preferred stock ranks senior to the our common stock and on an equal basis with our Series D preferred stock.

Dividends on the Series C preferred stock are payable quarterly at a rate per annum of 12 5/8% of the stated liquidation amount of $100 per share and cumulate from March 12, 1997. Dividends are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year to the holders of record on the March 1, June 1, September 1 and December 1 next preceding each dividend payment date. We have the right, at any time and from time to time, to defer dividend payments for up to three consecutive quarters (each a “dividend extension period”); provided that we will be required to pay all dividends due and owing on the Series C preferred stock at least once every four quarters and must pay all dividends due and owing on the Series C preferred stock on March 25, 2009. The remedy for the holders of the Series C preferred stock upon a failure to pay all dividends due and owing thereon at least once every four quarters (or for any other breaches under the Series C preferred stock) is the right to elect two directors to our board of directors.

Holders of the Series C preferred stock do not have any voting rights in ordinary circumstances. However, the vote of the holders of a majority in aggregate liquidation amount of outstanding Series C preferred stock (100% in certain circumstances) is required to approve any amendment to the Amended Certificate or the Articles Supplementary to the Amended Certificate that govern the Series C preferred stock (the “Series C Articles Supplementary”) that would adversely affect the powers, preferences or special rights of the holders of the Series C preferred stock or cause the liquidation, dissolution or winding-up of Sinclair. In addition, the approval of the holders of a majority in aggregate liquidation amount of outstanding Series C preferred stock is required to approve the issuance of any preferred stock by Sinclair which is senior to the Series C preferred stock in right of payment. In addition, upon a Voting Rights Triggering Event (which includes a failure to pay dividends as described above, a failure to make a change of control offer as defined below, a failure to redeem the Series C preferred stock upon maturity and a breach of the covenants described below), the holders of a majority in aggregate liquidation amount of the outstanding Series C preferred stock have the right to elect two directors to the board of directors of Sinclair. KDSM, Inc., as the holder of the Series C preferred stock, has agreed not to take or consent to any actions or waive any rights under the Series C preferred stock or elect any directors without the approval of the holders of the majority in principal amount of the KDSM Senior Debentures. The trust, as the holder of the KDSM Senior Debentures, has in turn agreed that it will not provide the approval without the approval of the holders of a majority in aggregate liquidation value of the outstanding preferred securities (100% in certain circumstances).

The Series C Articles Supplementary contain certain covenants, including, but not limited to, covenants with respect to the following matters: (1) limitation on indebtedness; (2) limitation on restricted payments; (3) limitation on transactions with affiliates; (4) limitation on sale of assets; (5) limitation on unrestricted subsidiaries; (6) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of Sinclair to another person; (7) provision of financial statements; and (8) limitation on the issuance of senior preferred stock. Violation of any of these covenants (after a grace period in certain circumstances) will be a Voting Rights Triggering Event.

Upon a change of control (as defined in the applicable indenture), Sinclair is required to make an offer (a “change of control offer”) to redeem all or a portion of the shares of Series C preferred stock at 101% of the shares’ aggregate liquidation amount, plus accrued and unpaid dividends, if any, to the date of redemption unless and for so long as the redemption is prohibited by the terms of our bank credit agreement or the existing indentures. If Sinclair does not make and consummate a change of control offer upon a change of control, the holders of the Series C preferred stock will have the right to elect two directors to the board of directors of Sinclair.

Series D Convertible Exchangeable Preferred Stock.   As of March 31, 2002, we had issued and outstanding 3,450,000 shares of Series D convertible exchangeable preferred stock. Each share of Series D convertible exchangeable preferred stock has a liquidation preference of $50 plus an amount equal to any accrued and unpaid dividends.

With respect to dividends and amounts payable upon the liquidation, dissolution or winding up of Sinclair, the Series D convertible exchangeable preferred stock will rank (1) junior in right of payment to all indebtedness of Sinclair and its subsidiaries, (2) senior to the Class A common stock and the Class B common stock, and (3) on an equal basis with the Series C preferred stock. Dividends on the Series D convertible exchangeable preferred stock are cumulative and accrue from September 23, 1997, the date of issuance, and are payable quarterly commencing on December 15, 1997, in the amount of $3.00 per share annually, when, as and if declared by the board of directors out of legally available funds.

Holders of Series D convertible exchangeable preferred stock do not have any voting rights in ordinary circumstances. In exercising any voting rights, each outstanding share of Series D convertible exchangeable preferred stock will be entitled to one vote. Whenever dividends on the Series D convertible exchangeable preferred stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of our board of directors will be increased by two (or, if the size of the board of directors cannot be so increased, we shall cause the removal or resignation of a sufficient number of directors), and the holders of a majority of the Series D convertible exchangeable preferred stock, voting separately as a class, will be entitled to select two directors to the board of directors at (1) any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or (2) a special meeting of stockholders called by us at the request of the holders of the Series D convertible exchangeable preferred stock. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment. Under certain circumstances, we may be required to pay additional dividends if we fail to provide for the board seats referred to above.

In addition, so long as any Series D convertible exchangeable preferred stock is outstanding, we may not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Series D convertible exchangeable preferred stock (1) amend, alter or repeal (by merger or otherwise) any provision of the Amended Certificate, or the By-Laws of Sinclair so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series D convertible exchangeable preferred stock, (2) authorize any new class of Senior Dividend Stock (as defined), any Senior Liquidation Stock (as defined) or any security convertible into Senior Dividend Stock or Senior Liquidation Stock, or (3) effect any reclassification of the Series D convertible exchangeable preferred stock.

The shares of Series D convertible exchangeable preferred stock are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into Class A common stock of the Company, at a conversion price of $22.8125 per share of Class A common stock (equivalent to a conversion rate of 2.19178082 shares of Class A common stock per share of Series D convertible exchangeable preferred stock), subject to adjustment in certain events.

Upon the occurrence of a change of control, each share of Series D convertible exchangeable preferred stock will be convertible at the option of its holder for a limited period into the number of shares of Class A common stock determined by dividing the $50 liquidation preference of such share, plus accrued and unpaid dividends, by the greater of (1) the average of the last reported sales price per share of the Class A common stock for the last five trading days before the change of control or (2) $26.42, as adjusted for stock splits or combinations. Upon a change of control, we may elect to pay holders of the Series D convertible exchangeable preferred stock exercising their special conversion rights an amount in cash equal to the $50 liquidation preference of the Series D convertible exchangeable preferred stock plus any accrued and unpaid dividends, in which event no conversion pursuant to the exercise of the special conversion rights will occur, unless we default in payment of such amounts. A change of control will result in an event of default under our bank credit agreement and could result in the acceleration of all indebtedness under our bank credit agreement. Moreover, our bank credit agreement prohibits us from repurchasing Series D convertible exchangeable preferred stock. A change of control will also require us to offer to redeem the existing notes and the Series C preferred stock.

The Series D convertible exchangeable preferred stock is redeemable at our option, in whole or from time to time in part, for cash, initially at a price per share equal to 104.20% of the liquidation preference thereof, declining ratably on or after September 15 of each year thereafter to a redemption price equal to 100% of such liquidation preference per share on or after September 15, 2007 plus, in each case, accrued and unpaid dividends. Subject to certain conditions, we may, at our option, on any scheduled date for the payment of dividends on the Series D convertible exchangeable preferred stock, exchange the Series D convertible exchangeable preferred stock, in whole but not in part, for our 6% convertible subordinated debentures due 2012 (the “exchange debentures”). Holders of Series D convertible exchangeable preferred stock so exchanged will be entitled to $1,000 principal amount of exchange debentures for each $1,000 of liquidation preference of Series D convertible exchangeable preferred stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends (whether or not declared) thereon to the date of exchange. The exchange debentures will bear interest payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such payment date following the date of exchange. At our option, the exchange debentures will be redeemable, in whole or in part, at redemption prices beginning at 104.20% of the principal amount of the Exchange Debentures and decreasing to 100% of such principal amount on September 15, 2007, plus accrued and unpaid interest. Under certain circumstances involving a change of control, holders will have the right to require us to purchase their exchange debentures at a price equal to 100% of the principal amount thereof plus accrued interest. The exchange debentures will be convertible into Class A common stock on substantially the same terms as the Series D convertible exchangeable preferred stock is convertible into Class A common stock. The exchange debentures will be subordinated to all senior indebtedness.

New Preferred Stock

The particular terms of any series of preferred stock offered hereby will be set forth in the prospectus supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the preferred stock of each series offered hereby will be fixed or designated pursuant to Articles Supplementary adopted by the board of directors or a duly authorized committee thereof. The terms, if any, on which shares of any series of preferred stock offered hereby are convertible or exchangeable into common stock or debt securities will also be set forth in the prospectus supplement relating thereto. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock to be received by the holders of preferred stock offered hereby would be calculated as of a time and in the manner stated in the applicable prospectus supplement. The description of the terms of a particular series of preferred stock offered hereby that will be set forth in the applicable prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary relating to the series.

Depositary Shares

General.   Sinclair may, at its option, elect to offer receipts for fractional interests (“depositary shares”) in preferred stock, rather than full shares of preferred stock. In such event, receipts (“depositary receipts”) for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock, will be issued as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under a Deposit Agreement (the “Deposit Agreement”) between Sinclair and a depositary to be named by Sinclair in a prospectus supplement. Subject to the terms of the Deposit Agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all of the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Deposit Agreement, including the definitions therein of certain terms. Copies of the forms of Deposit Agreement and depositary receipt will be filed as exhibits to or incorporated by reference into the Registration Statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to the exhibits.

Dividends and Other Distributions.   The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in an equitable manner, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may sell the property and distribute the net proceeds from the sale to the holders. The amount distributed in any of the foregoing cases may be reduced by any amounts required to be withheld by us or the depositary on account of taxes.

Withdrawal of Preferred Stock.   Upon surrender of depositary receipts at a designated office of the depositary, the owner of the depositary shares evidenced thereby will be entitled to delivery at the office of certificates evidencing preferred stock (but only in whole shares of preferred stock) represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares.   If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the depositary.

Voting the Preferred Stock.   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of the preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement.   The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock, including in connection with any liquidation, dissolution or winding up of Sinclair and the distribution has been distributed to the holders of depositary receipts.

Resignation and Removal of Depositary.   The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointments. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary.   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of shares of preferred stock by owners of the depositary shares and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and the other charges as they are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous.   The depositary will forward all reports and communications from us that are delivered to the depositary and which we are required or otherwise determine to furnish to the holders of the preferred stock.

Neither the depositary nor Sinclair will be liable under the Deposit Agreement to holders of depositary receipts other than for its gross negligence, willful misconduct or bad faith. Neither Sinclair nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Sinclair and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Certain Statutory and Charter Provisions

The following paragraphs summarize certain provisions of the Maryland General Corporation Law and Sinclair’s Amended Certificate and By-laws. The summary does not purport to be complete and reference is made to Maryland General Corporation Law and Sinclair’s Amended Certificate and By-Laws for complete information.

Business Combinations.   Under the Maryland General Corporation Law, certain “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation’s stock (an “Interested Stockholder”) must be (a) recommended by the corporation’s board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a “business combination” with the corporation for a period of five (5) years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation. It is anticipated that our board of directors will exempt from the Maryland statute any business combination with the controlling stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

Control Share Acquisitions.   The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers of the corporation and directors who are employees of the corporation. “Control shares” are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third of the shares, (ii) one-third or more but less than a majority of the shares, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by or pursuant to the articles of incorporation or by-laws of the corporation.

Effect of Business Combination and Control Share Acquisition Statutes.   The business combination and control share acquisition statutes could have the effect of discouraging offers to acquire any offer.

Limitation on Liability of Directors and Officers.   Our Amended Certificate provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, none of our directors or officers shall have any liability to Sinclair or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Amended Certificate provision applies, the remedies available to Sinclair or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the SEC, eliminate or limit the liability of directors and officers under the federal securities laws.

Indemnification.   Our Amended Certificate and by-laws provide that we may advance expenses to its currently acting and its former directors to the fullest extent permitted by Maryland General Corporation Law, and that Sinclair shall indemnify and advance expenses to its officers to the same extent as its directors and to the further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to the further extent as is consistent with law.

We have also entered into indemnification agreements with certain officers and directors that provide that we shall indemnify and advance expenses to the officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to the greater extent as applicable law may thereafter from time to time permit. The agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the final disposition of any claim or proceeding.

Foreign Ownership

Under the Amended Certificate and to comply with FCC rules and regulations, we are not permitted to issue or transfer on its books any of its capital stock to or for the account of any Alien (as defined) if after giving effect to the issuance or transfer, the capital stock held by or for the account of any Alien or Aliens would exceed, individually or in the aggregate, 25% of our capital stock at any time outstanding. Pursuant to the Amended Certificate, we will have the right to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of the board of directors, to comply with the alien ownership restrictions. Any issuance or transfer of capital stock in violation of the prohibition will be void and of no force and effect. The Amended Certificate also provides that no Alien or Aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all of the shares of our capital stock outstanding and entitled to vote at any time and from time to time. The percentage, however, is 20% in the case our subsidiaries which are direct holders of FCC licenses. In addition, the Amended Certificate provides that no Alien shall be qualified to act as our officer and no more than 25% of the total number of our directors at any time may be Aliens. The Amended Certificate further gives our board of directors all power necessary to administer the above provisions.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Class A Common Stock is Mellon Investor Services. The Transfer Agent and Registrar for any preferred securities issued pursuant to this prospectus will be specified in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

General

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including to our affiliates and stockholders in a rights offering, (3) through agents, or (4) through a combination of any of these methods. The applicable prospectus supplement will include the following information:

•       the terms of the offering;

•       the names of any underwriters or agents;

•       the name or names of any managing underwriter or underwriters;

•       the purchase price or initial public offering price of the securities;

•       the net proceeds from the sale of the securities;

•       any delayed delivery arrangements;

•       any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•       any discounts or concessions allowed or reallowed or paid to dealers; and

•       any commissions paid to agents.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

•       at a fixed price or prices, which may be changed;

•       at market prices prevailing at the time of sale;

•       at prices relating to such prevailing market prices; or

•       at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities being offered hereby and certain other legal matters regarding the securities will be passed upon for Sinclair by Wilmer, Cutler & Pickering, Baltimore, Maryland, special counsel to Sinclair.

EXPERTS

The consolidated financial statements and schedules of Sinclair as of December 31, 2001 and 2000 and for each of the years ended December 31, 2001, 2000 and 1999 incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements and schedules have been incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

The consolidated financial statements of Acrodyne Communications, Inc. and its subsidiary (Acrodyne) incorporated by reference in this registration statement, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Acrodyne’s ability to continue as a going concern as discussed in Note 1 to Acrodyne’s financial statements.

On November 16, 2001, Acrodyne’s board of directors decided to retain Grant Thornton LLP as its independent public accountants and dismissed Arthur Andersen LLP (Andersen). During the years ended December 31, 1999 and 2000 and the interim period through November 16, 2001, there were no disagreements with Andersen on any matter of auditing scope or procedure, accounting principles or practices, or financial statement disclosures, which disagreements, if not resolved to the satisfaction of Andersen, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements. As of November 16, 2001, Acrodyne had not filed its 2001 interim period financial statements on Form 10-Q. Accordingly, Andersen did not perform a review of these financial statements in accordance with the American Institute of Certified Public Accountants (AICPA) Statement on Auditing Standards No. 71 for such periods. Also, as disclosed in Acrodyne’s Forms 10-Q for 1999 and 2000, Acrodyne concluded that its internal controls for the preparation of interim financial information did not provide an adequate basis for its independent public accountants to complete reviews of the quarterly data in accordance with standards established by the AICPA. Andersen’s audit report on Acrodyne’s financial statements for the year ended December 31, 1999 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Andersen’s report on Acrodyne’s financial statements for the year ended December 31, 2000 contained an explanatory paragraph regarding Acrodyne’s ability to continue as a going concern.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our notes.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Sinclair Broadcast Group, Inc.

$300,000,000
3.00% Convertible Senior Notes
due 2027

Deutsche Bank Securities
UBS Investment Bank

JPMorgan
Wachovia Securities

Prospectus

May 3, 2007